Exhibit 10.1

EXECUTION COPY
SECOND AMENDMENT
TO LETTER OF CREDIT FACILITY AGREEMENT
THIS SECOND AMENDMENT TO LETTER OF CREDIT FACILITY AGREEMENT, dated as of June 28, 2024 (this “Amendment”), is among HERCULES CAPITAL, INC., a Maryland corporation (the “Borrower”), and SUMITOMO MITSUI BANKING CORPORATION, as Issuing Bank (the “Issuing Bank”).
W I T N E S S E T H:
WHEREAS, the Borrower and the Issuing Bank are parties to the Letter of Credit Facility Agreement, dated as of January 13, 2023 (as amended by that certain First Amendment to Letter of Credit Facility Agreement, dated as of March 21, 2023, the “Existing LC Facility Agreement”, and as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “LC Facility Agreement”); and
WHEREAS, the Borrower has requested that the Issuing Bank agree to amend the Existing LC Facility Agreement, and the Issuing Bank is willing, on the terms and subject to the conditions hereinafter set forth, to agree to the amendment set forth below and the other terms hereof.
NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:
ARTICLE I

DEFINITIONS
Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Amendment” is defined in the preamble.
“Borrower” is defined in the preamble.
“Existing LC Facility Agreement” is defined in the first recital.
“Second Amendment Effective Date” is defined in Section 3.1.
“Issuing Bank” is defined in the preamble.
“LC Facility Agreement” is defined in the first recital.
SECTION I.1.Other Definitions. Capitalized terms for which meanings are provided in the Existing LC Facility Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

768141475

ARTICLE II
AMENDMENT TO EXISTING LC FACILITY AGREEMENT
SECTION II.1.The parties hereto hereby agree that the Existing LC Facility Agreement (excluding the Exhibits and Schedules thereto) is amended, effective as of June 29, 2024, to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.
ARTICLE III

CONDITIONS TO EFFECTIVENESS
Effective Date. This Amendment shall become effective on the date (the “Second Amendment Effective Date”) when the Issuing Bank shall have received the following:
(a)from each party hereto either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Issuing Bank (which may include telecopy transmission of a signed signature page to this Amendment) that such party has signed a counterpart of this Amendment; and
(b)for the benefit of the Issuing Bank, (i) all fees required to be paid by the Borrower in connection with this Amendment and (ii) all reasonable and documented out-of-pocket costs and expenses due and owing by the Borrower in connection with the preparation, due diligence and documentation of this Amendment as of the date hereof, in each case of this clause (ii), to the extent invoiced two (2) Business Days prior to the Second Amendment Effective Date (it being understood and agreed that such invoice may include the Issuing Bank’s reasonable estimate of out-of-pocket costs and expenses incurred or to be incurred by it through the closing proceedings).
ARTICLE IV

MISCELLANEOUS
SECTION IV.1.Representations. The Borrower hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) no Default or Event of Default has occurred and is continuing on the Second Amendment Effective Date or after giving effect to this Amendment and (iii) its representations and warranties as set forth in the other Facility Documents, as applicable, are true and correct in all material respects (except those representations and warranties (or any portion thereof) qualified by materiality or by
2
768141475

reference to a material adverse effect, which are complete and correct in all respects) on and as of the date hereof as though made on and as of the date hereof (unless such representations and warranties specifically refer to a specific day, in which case, they shall be complete and correct in all material respects (or, with respect to such representations or warranties (or such portion thereof) qualified by materiality or by reference to a material adverse effect, complete and correct in all respects) on and as of such specific day).
SECTION IV.2.[Reserved].
SECTION IV.3.Facility Document Pursuant to Existing LC Facility Agreement. This Amendment is a Facility Document executed pursuant to the Existing LC Facility Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing LC Facility Agreement, as amended hereby, including Article VIII thereof.
SECTION IV.4.Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
SECTION IV.5.Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronically (e.g., pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION IV.6.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
SECTION IV.7.Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing LC Facility Agreement and the other Facility Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendment set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other terms or provisions of the Existing LC Facility Agreement or any other Facility Document or of any transaction or further or future action on the part of the Borrower. Upon and after the execution of this Amendment by each of the parties hereto, each reference in the LC Facility Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the LC Facility Agreement, and each reference in the other Facility Documents to “the LC Facility Agreement”, “thereunder”, “thereof” or words of like import referring to the LC Facility Agreement, shall mean and be a reference to the LC Facility Agreement as modified hereby. This Amendment does not constitute a novation or termination of the LC Facility Agreement Obligations (as defined in the Guarantee and Security Agreement) under the Existing LC Facility Agreement and which remain outstanding.
3
768141475

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
4
768141475

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

Borrower:    HERCULES CAPITAL, INC.
By: /s/ Seth H. Meyer
Name: Seth Meyer
Title: Chief Financial Officer

    SIGNATURE PAGE TO SECOND AMENDMENT – LC FACILITY
768141475

    SIGNATURE PAGE TO SECOND AMENDMENT – LC FACILITY
768141475

Issuing Bank:    SUMITOMO MITSUI BANKING CORPORATION
By: /s/ Shane Klein
Name: Shane Klein
Title: Managing Director

    SIGNATURE PAGE TO SECOND AMENDMENT – LC FACILITY
768141475

Exhibit A
[Attached.]

Exhibit A to ~~First~~Second Amendment, dated as of ~~March 21~~June 28, ~~2023~~2024
LETTER OF CREDIT FACILITY AGREEMENT
dated as of

January 13, 2023
and as amended by the First Amendment to Letter of Credit Facility Agreement
dated as of March 21, 2023 and the Second Amendment to Letter of Credit Facility Agreement dated as of June 28, 2024 among
HERCULES CAPITAL, INC.
as Borrower
and
SUMITOMO MITSUI BANKING CORPORATION
as Issuing Bank

~~768141604.1~~768141604.3

Page

ARTICLE I    DEFINITIONS    1
SECTION 1.01.    Defined Terms    1
SECTION 1.02.    Classification of LC Disbursements    40
SECTION 1.03.    Terms Generally    40
SECTION 1.04.    Accounting Terms; GAAP    40
SECTION 1.05.    Currencies; Currency Equivalents    41
SECTION 1.06.    Divisions    42
SECTION 1.07.    Rates    42
ARTICLE II    THE CREDITS    43
SECTION 2.01.    Letters of Credit    43
SECTION 2.02.    Interest Elections    46
SECTION 2.03.    Termination, Reduction or Increase of the Commitment    47
SECTION 2.04.    Reimbursement of LC Disbursements; Evidence of Debt    48
SECTION 2.05.    Advance Reimbursement of LC Disbursements    49
SECTION 2.06.    Fees    51
SECTION 2.07.    Interest    52
SECTION 2.08.    Inability to Determine Interest Rates    53
SECTION 2.09.    Increased Costs    54
SECTION 2.10.    Break Funding Payments    55
SECTION 2.11.    Taxes    56
SECTION 2.12.    Payments Generally    59
SECTION 2.13.    Mitigation Obligations    60
SECTION 2.14.    Effect of Benchmark Transition Event    60
ARTICLE III    REPRESENTATIONS AND WARRANTIES    62
SECTION 3.01.    Organization; Powers    62
SECTION 3.02.    Authorization; Enforceability    62
SECTION 3.03.    Governmental Approvals; No Conflicts    63
SECTION 3.04.    Financial Condition; No Material Adverse Effect    63
SECTION 3.05.    Litigation    63
SECTION 3.06.    Compliance with Laws and Agreements    63
SECTION 3.07.    Taxes    64
SECTION 3.08.    ERISA    64
SECTION 3.09.    Disclosure    64
SECTION 3.10.    Investment Company Act; Margin Regulations    64
SECTION 3.11.    Material Agreements and Liens    65
SECTION 3.12.    Subsidiaries and Investments    65
SECTION 3.13.    Properties    66
SECTION 3.14.    Sanctions    66
SECTION 3.15.    Patriot Act    66
    i

~~768141604.1~~768141604.3

(continued)
Page

SECTION 3.16.    Collateral Documents    67
SECTION 3.17.    EEA Financial Institutions    67
ARTICLE IV    CONDITIONS    67
SECTION 4.01.    Effective Date    67
SECTION 4.02.    Each Credit Event    69
ARTICLE V    AFFIRMATIVE COVENANTS    69
SECTION 5.01.    Financial Statements and Other Information    70
SECTION 5.02.    Notices of Material Events    71
SECTION 5.03.    Existence: Conduct of Business    72
SECTION 5.04.    Payment of Obligations    72
SECTION 5.05.    Maintenance of Properties; Insurance    72
SECTION 5.06.    Books and Records; Inspection and Audit Rights    72
SECTION 5.07.    Compliance with Laws    73
SECTION 5.08.    Certain Obligations Respecting Subsidiaries; Further Assurances    73
SECTION 5.09.    Use of Proceeds    74
SECTION 5.10.    Status of RIC and BDC    74
SECTION 5.11.    Investment Policies    75
SECTION 5.12.    Portfolio Valuation and Diversification Etc    75
SECTION 5.13.    Calculation of Borrowing Base    79
ARTICLE VI    NEGATIVE COVENANTS    85
SECTION 6.01.    Indebtedness    85
SECTION 6.02.    Liens    87
SECTION 6.03.    Fundamental Changes    88
SECTION 6.04.    Investments    90
SECTION 6.05.    Restricted Payments    92
SECTION 6.06.    Certain Restrictions on Subsidiaries    93
SECTION 6.07.    Certain Financial Covenants    93
SECTION 6.08.    Transactions with Affiliates    94
SECTION 6.09.    Lines of Business    94
SECTION 6.10.    No Further Negative Pledge    94
SECTION 6.11.    Modifications of Longer-Term Indebtedness Documents    95
SECTION 6.12.    Payments of Longer-Term Indebtedness    95
SECTION 6.13.    Accounting Changes    96
SECTION 6.14.    SBIC Guarantee    96
ARTICLE VII    EVENTS OF DEFAULT    97
ARTICLE VIII    MISCELLANEOUS    100
SECTION 8.01.    Notices; Electronic Communications    100
SECTION 8.02.    Waivers; Amendments    102

~~768141604.1~~768141604.3

(continued)
Page

SECTION 8.03.    Expenses; Indemnity; Damage Waiver    102
SECTION 8.04.    Successors and Assigns    104
SECTION 8.05.    Survival    108
SECTION 8.06.    Counterparts; Integration; Effectiveness; Electronic Execution    108
SECTION 8.07.    Severability    109
SECTION 8.08.    Right of Setoff    109
SECTION 8.09.    Governing Law; Jurisdiction; Etc    109
SECTION 8.10.    WAIVER OF JURY TRIAL    110
SECTION 8.11.    Judgment Currency    110
SECTION 8.12.    Headings    111
SECTION 8.13.    Treatment of Certain Information; No Fiduciary Duty; Confidentiality    111
SECTION 8.14.    USA PATRIOT Act    112
SECTION 8.15.    Issuing Bank Information Reporting    113
SECTION 8.16.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    113
SECTION 8.17.    Acknowledgement Regarding Any Supported QFCs    113
SECTION 8.18.    Termination    114

~~768141604.1~~768141604.3

SCHEDULE 1.01(a)    -    Approved Dealers and Approved Pricing Services
SCHEDULE 1.01(b)    -    Commitment
SCHEDULE 1.01(c)    -    Industry Classification Group List
SCHEDULE 3.11    -    Material Agreements and Liens
SCHEDULE 3.12(a)    -    Subsidiaries
SCHEDULE 3.12(b)    -    Investments
SCHEDULE 6.01    -    Indebtedness
SCHEDULE 6.08    -    Transactions with Affiliates
SCHEDULE 6.10    -    Collateral Account

EXHIBIT A    -    Form of Assignment and Assumption
EXHIBIT B    -     Form of Borrowing Base Certificate
EXHIBIT C    -     Form of Letter of Credit
EXHIBIT D    -    Form of Letter of Credit Application
EXHIBIT E    -    Form of LC Disbursement Certificate
EXHIBIT F    -    Form of Increase Agreement

~~768141604.1~~768141604.3

LETTER OF CREDIT FACILITY AGREEMENT, dated as of January 13, 2023 (this “Agreement”), among HERCULES CAPITAL, INC., a Maryland corporation (the “Borrower”), and SUMITOMO MITSUI BANKING CORPORATION, as Issuing Bank.
ARTICLE I

DEFINITIONS
SECTION I.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2024 Notes” means the Borrower’s 4.77% notes due in July of 2024.
“2025 February Notes” means the Borrower’s 4.28% notes due in February of 2025.
“2025A June Notes” means the Borrower’s 4.31% notes due in June of 2025.

“2025B June Notes” means the Borrower’s 6.00% notes due in June of 2025.
“2026A March Notes” means the Borrower’s 4.50% notes due in March of 2026.
“2026B March Notes” means the Borrower’s 4.55% notes due in March of 2026.
“2026 September Notes” means the Borrower’s 2.625% notes due in September of 2026.
“2027 January Notes” means the Borrower’s 3.375% notes due in January of 2027.
“2033 Notes” means the Borrower’s 6.25% notes due in October of 2033.
“ABR”, when used in reference to any LC Disbursement, refers to whether such LC Disbursement is denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Collateral Pool held by the Obligors (provided that Cash Collateral for outstanding Letters of Credit shall not be treated as a portion of the Portfolio Investments).
“Adjusted Term Benchmark Rate” means (a) for the Interest Period for any Term Benchmark LC Disbursement denominated in Euros, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (i) the Term Benchmark Rate for such Interest Period for Euros multiplied by (ii) the Statutory Reserve Rate for such Interest Period and (b) for the Interest Period for any Term Benchmark LC Disbursement denominated in a Currency (other than Euros), an interest rate per annum (rounded upwards, if
        Letter of Credit Facility Agreement

~~768141604.1~~768141604.3

necessary, to the next 1/100 of 1%) equal to the Term Benchmark Rate for such Interest Period for such Currency; provided that if the Adjusted Term Benchmark Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Advance Rate” has the meaning assigned to such term in Section 5.13.
“Affected Currency” has the meaning assigned to such term in Section 2.08(a).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person at any time, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified at such time. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor or Financing Subsidiary in the ordinary course of business; provided that the term “Affiliate” shall include any Financing Subsidiary.
“Agreed Foreign Currency” means, at any time, (a) any of Canadian Dollars, Sterling, Euros and Japanese Yen and (b) with the prior consent of the Issuing Bank, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (x) such Foreign Currency is dealt with in the London interbank deposit market or, if applicable, the relevant local market for obtaining quotations, (y) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market or relevant local market and (z) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by the Issuing Bank for issuing any Letter of Credit hereunder and/or to permit the Borrower to request the issuance of any Letter of Credit, reimburse any LC Disbursements and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Aggregate Covered Debt Amount” means, on any date, the sum of (w) the aggregate amount of all LC Disbursements that are outstanding and have not yet been reimbursed by or on behalf of the Borrower on such date plus the aggregate amount of all Other Permitted LC Facility LC Disbursements that are outstanding and have not yet been reimbursed by or on behalf of the Borrower on such date plus (x) the aggregate amount of Aggregate Other Covered Indebtedness, the RCF Indebtedness, the Existing Notes, SPE Subsidiary Recourse Obligations, Special Unsecured Indebtedness and Unsecured Longer-Term Indebtedness on such date minus (y) the LC Exposure fully Cash Collateralized on such date pursuant to Section 2.01(i) minus (z) the LC Exposures (as defined in the RCF Credit Agreement) fully Cash Collateralized (as defined in the RCF Credit Agreement) on such date pursuant to Section 2.04(k) of the RCF Credit Agreement and the last paragraph of Section 2.08(a) of the RCF Credit Agreement; provided that the Existing Notes, SPE Subsidiary Recourse Obligations, Special

~~768141604.1~~768141604.3

Unsecured Indebtedness and Unsecured Longer-Term Indebtedness shall be excluded from the calculation of the Aggregate Covered Debt Amount, in each case, until the date that is nine (9) months prior to the scheduled maturity date of such Existing Notes, SPE Subsidiary Recourse Obligations, Special Unsecured Indebtedness or such Unsecured Longer-Term Indebtedness, as applicable (provided that, to the extent, but only to the extent, any portion of such Existing Notes, SPE Subsidiary Recourse Obligations, Special Unsecured Indebtedness or Unsecured Longer-Term Indebtedness is subject to a contractually scheduled amortization payment or other principal payment or mandatory redemption (other than in common stock of the Borrower) earlier than six (6) months after the Final Maturity Date (in the case of the 2026 September Notes, the 2027 January Notes, the 2033 Notes, SPE Subsidiary Recourse Obligations that constitute Unsecured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness) or earlier than the original final maturity date of such Indebtedness (in the case of the other Existing Notes, other SPE Subsidiary Recourse Obligations and Special Unsecured Indebtedness), such portion of such Indebtedness, to the extent then outstanding, shall be included in the calculation of the Aggregate Covered Debt Amount beginning upon the date that is the later of (i) nine (9) months prior to such scheduled amortization payment or other principal payment or mandatory redemption and (ii) the date the Borrower becomes aware that such Indebtedness is required to be paid or redeemed). For the avoidance of doubt, for purposes of calculating the Aggregate Covered Debt Amount, any convertible securities will be included at the then outstanding principal balance thereof.
“Aggregate Other Covered Indebtedness” means Unsecured Shorter-Term Indebtedness.
"Aggregate Portfolio Balance” has the meaning assigned to such term in Section 5.13.
“Aggregate Portfolio Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the Aggregate Covered Debt Amount as of such date exceeds (b) the sum of (x) the Aggregate Portfolio Balance as of such date, plus (y) the value of any Equity Interests owned by the Borrower, directly or indirectly, in an Eligible Subsidiary or any other Person that is not a Portfolio Investment as of such date.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) zero and (b) the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (iii) the rate per annum equal to Term SOFR for an interest period of one (1) month plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR (or successor therefor) as set forth above shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR (or successor therefor), respectively.
“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.15.
“Applicable Financial Statements” means, as at any date, the most-recent audited financial statements of the Borrower delivered to the Issuing Bank pursuant to Section 5.01(a);

~~768141604.1~~768141604.3

provided that if immediately prior to the delivery to the Issuing Bank of new audited financial statements of the Borrower a Material Adverse Effect (the “Pre-existing MAE”) shall exist (regardless of when it occurred), then the “Applicable Financial Statements” as at said date means the Applicable Financial Statements in effect immediately prior to such delivery until such time as the Pre-existing MAE shall no longer exist.
“Applicable Margin” means (a) if the Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is greater than or equal to the product of 1.60 and the LC Exposure, (i) with respect to any ABR LC Disbursement, 0.350% per annum and (ii) with respect to any Term Benchmark LC Disbursement or RFR LC Disbursement, 1.350% per annum; and (b) if the Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is less than the product of 1.60 and the LC Exposure, (i) with respect to any ABR LC Disbursement, 0.475% per annum and (ii) with respect to any Term Benchmark LC Disbursement or RFR LC Disbursement, 1.475% per annum.
“Applicable Time” means, with respect to any LC Disbursements and payments in any Foreign Currency, the local time in the Principal Financial Center for such Foreign Currency as may be reasonably determined by the Issuing Bank.
“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Exchange Act, of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign bank or broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, either as set forth on Schedule 1.01(a) hereto or any other bank or broker-dealer or Affiliate thereof acceptable to the Issuing Bank in its reasonable determination.
“Approved Pricing Service” means a pricing or quotation service either: (a) as set forth in Schedule 1.01(a) hereto or (b) any other pricing or quotation service approved by the Board of Directors of the Borrower and designated in writing by the Borrower to the Issuing Bank (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such pricing or quotation service has been approved by the Borrower).
“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Issuing Bank (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Board of Directors of the Borrower in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act) and (b) acceptable to the Issuing Bank. It is understood and agreed that Houlihan Lokey Howard & Zukin Capital, Inc., Duff & Phelps LLC, Murray, Devine and Company, Lincoln International LLC (formerly known as Lincoln Partners LLC), Valuation Research Corporation and Alvarez & Marsal are acceptable to the Issuing Bank. As used in Section 5.12 hereof, an “Approved Third-Party Appraiser selected by the Issuing Bank” shall mean any of the firms identified in the

~~768141604.1~~768141604.3

preceding sentence and any other Independent nationally recognized third-party appraisal firm identified by the Issuing Bank and consented to by the Borrower (such consent not to be unreasonably withheld or delayed); provided that, so long as SMBC or any of its Affiliates is the RCF Administrative Agent, the “Approved Third-Party Appraiser selected by the Issuing Bank” shall be the same firm as the “Approved Third-Party Appraiser selected by the Administrative Agent” (as defined in the RCF Credit Agreement).
“Assignment and Assumption” means an Assignment and Assumption entered into by the Issuing Bank and an assignee (with the consent of any party whose consent is required by Section 8.04), substantially in the form of Exhibit A hereto (with adjustments thereto to reflect the Commitment and/or LC Exposure being assigned or outstanding at the time of the respective assignment) or any other form approved by the Issuing Bank and, so long as the Borrower’s consent to the assignment is required by Section 8.04, the Borrower.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Final Maturity Date and the date of termination of the Commitment.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate Term SOFR Determination Day” has the meaning assigned to it in the definition of “Term SOFR”.

~~768141604.1~~768141604.3

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010, each as amended, supplemented or restated.
“Benchmark” means, initially, with respect to any LC Disbursement denominated in (a) Sterling, the Daily Simple RFR, ~~and~~ (b) Canadian Dollars, the Term CORRA Reference Rate and (c) each other Agreed Foreign Currency and Dollars, the Adjusted Term Benchmark Rate for such Currency; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Daily Simple RFR, the Term CORRA Reference Rate or the Adjusted Term Benchmark Rate for such Currency or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement for such applicable Currency to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.14.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event ~~for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Issuing Bank for the applicable Benchmark Replacement Date; provided that, other than in the case of the replacement of the Term SOFR Reference Rate, such alternative shall be the alternative set forth in clause (2) below:~~:
(1)    where a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, the sum of: (a) Daily Simple SOFR and (b) 0.10%;
(~~1~~2)    where a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, the sum of~~:~~  (a) Daily Simple ~~SOFR~~CORRA and (b) the Term ~~SOFR Applicable~~CORRA Credit Adjustment Spread; and
~~(2)~~    (3)    where a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the Term CORRA Reference Rate and the rate cannot be determined by the Administrative Agent pursuant to clause (1) or (2) above, as applicable, or where a Benchmark Transition Event has occurred with respect to a Benchmark other than the Term SOFR Reference Rate or the Term CORRA Reference Rate, the sum of: (a) the alternate benchmark rate that has been selected by the Issuing Bank and the Borrower as the replacement for the then-current Benchmark for the applicable Currency giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention in the United States for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) ~~or~~, (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

~~768141604.1~~768141604.3

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark for a Currency with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement (excluding, for the avoidance of doubt, Daily Simple SOFR) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuing Bank and the Borrower for the applicable Currency giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency in the U.S. syndicated loan market at such time.
“Benchmark Replacement Date” means, (x) with respect to any Benchmark (other than the Term SOFR Reference Rate or the Term CORRA Reference Rate), the earliest to occur of the following events with respect to such then-current Benchmark and (y) with respect to the Term SOFR Reference Rate or the Term CORRA Reference Rate, a date and time reasonably determined by the Issuing Bank in its reasonable discretion, which date shall be no later than the ~~earliest~~earlier to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of
(a) the date of the public statement or publication of information referenced therein; and
(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

~~768141604.1~~768141604.3

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), including the Board ~~or~~, the Federal Reserve Bank of New York or the Bank of Canada, as applicable, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Facility Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Facility Document in accordance with Section 2.14.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or

~~768141604.1~~768141604.3

otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereof).
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person (or the appropriate committee thereof with the necessary delegated authority), (b) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the general partner and the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrowing Base” has the meaning assigned to such term in Section 5.13.
“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B hereto (or such other form as shall be reasonably satisfactory to the Issuing Bank) and appropriately completed.
“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in relation to Term Benchmark LC Disbursements or any interest rates settings, fundings, disbursements, settlements or payments of any such Term Benchmark LC Disbursement or any other dealings in the applicable Currency of such Term Benchmark LC Disbursement, the term “Business Day” shall also exclude any day that is not a Term Benchmark Banking Day for such Currency, and (b) when used in relation to RFR LC Disbursement or any interest rate settings, fundings, disbursements, settlements or payments of any such RFR LC Disbursement, or any other dealings in Sterling, the term “Business Day” shall also exclude any day that is not an RFR Business Day.
“Calculation Amount” means, as of the end of any Testing Period, an amount equal to the greater of: (a) (i) 125% of the Adjusted Covered Debt Balance (as of the end of such Testing Period) minus (ii) the aggregate Value of all Quoted Investments included in the Borrowing Base (as of the end of such Testing Period) and (b) 10% of the aggregate Value of all Unquoted Investments included in the Borrowing Base (as of the end of such Testing Period); provided that in no event shall more than 25% (or, if clause (b) applies, 10%, or as near thereto as reasonably practicable) of the aggregate Value of the Unquoted Investments in the Borrowing Base be tested in respect of any applicable Testing Period.

~~768141604.1~~768141604.3

“Canadian Dollars” or “C$” means the lawful currency of Canada.
“Canadian Prime Rate” means, on any day, the rate determined by the Issuing Bank to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Issuing Bank in its reasonable discretion) and (ii) the ~~average~~ rate ~~for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Issuing Bank in its reasonable discretion) at 10:15 a.m. Toronto time on such day~~per annum equal to Term CORRA, plus 1% ~~per annum~~; provided, that if any of the above rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or ~~CDOR~~Term CORRA shall be effective from and including the effective date of such change in the PRIMCAN Index or ~~CDOR~~Term CORRA, respectively.
“Canadian Prime Rate CORRA Determination Day” has the meaning set forth in the definition of “Term CORRA”.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.
“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.
“Cash Collateralize” means, in respect of a Letter of Credit or any obligation hereunder, to provide and pledge cash collateral pursuant to Section 2.01(i), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

~~768141604.1~~768141604.3

(a)    U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper or other short term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);
(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, Canada or any province thereof, the United Kingdom or the jurisdiction or any constituent jurisdiction thereof in which the Principal Financial Center in respect of any Agreed Foreign Currency is located; and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);
(d)    fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such Approved Dealer shall also have an equivalent credit rating from any other rating agency);
(e)    certificates of deposit or bankers’ acceptances with a maturity of 90 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000;
(f)    investments in money market funds and mutual funds which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (e) above;
(g)    money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “Aam-G” by S&P, respectively; and
(h)    any of the following offered by State Street Bank and Trust Company (or any successor custodian or other entity acting in a similar capacity with respect to the Borrower) or any money center bank (I) money market deposit accounts, (II) Eurodollar time deposits, (III) commercial eurodollar sweep services or (IV) open commercial paper services, in each case having, at such date of acquisition, a credit rating at least A-1 from

~~768141604.1~~768141604.3

S&P and at least P-1 from Moody’s and maturing not later than 270 days from the date of acquisition thereof;
provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Borrower and the Subsidiary Guarantors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.
        “CDOR Cessation Date” means the date on which the administrator of the CDOR Screen Rate (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of the CDOR Screen Rate (or such component thereof).
        “CDOR Screen Rate” means, on any day, the rate per annum equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the first day of such Interest Period (or if such day is not a Term Benchmark Banking Day for Canadian Dollars, then on the immediately preceding Term Benchmark Banking Day for Canadian Dollars) as reported on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may reasonably be designated by the Issuing Bank from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).
“Central Bank Rate” means the greater of (A) the sum of (i) for any LC Disbursement denominated in (x) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (y) Euro, one of the following three rates as may be selected by the Issuing Bank in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time or (z) any other Agreed Foreign Currency, a central bank rate as determined by the Issuing Bank in its reasonable discretion; plus (ii) the applicable Central Bank Rate Adjustment and (B) 0%.
“Central Bank Rate Adjustment” means, for any date, for any LC Disbursement denominated in (A) Sterling, a rate equal to the difference (which may be a positive or negative

~~768141604.1~~768141604.3

value or zero) of (i) the average of the Daily Simple RFR for Sterling for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (B) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted Term Benchmark Rate for Euro for the five most recent Term Benchmark Banking Days for Euro preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Screen Rate applicable during such period of five Term Benchmark Banking Days for Euro) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Term Benchmark Banking Day for Euro in such period and (C) any other Agreed Foreign Currency, a Central Bank Rate Adjustment as determined by the Issuing Bank in its reasonable discretion.  For the purposes of this definition, (x) the term “Central Bank Rate” shall be determined disregarding clause (A)(ii) of the definition of such term and (y) each of the Adjusted Term Benchmark Rate for Euros on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Foreign Currency for a maturity of one month.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to a Person becoming an Issuing Bank by assignment or joinder after the date of this Agreement, the effective date thereof), of (a) the adoption of any law, treaty or governmental rule or regulation or any change in any law, treaty or governmental rule or regulation or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule or regulation was issued or enacted prior to the Effective Date (or with respect to a Person becoming an Issuing Bank by assignment or joinder after the date of this Agreement, the effective date thereof)), but excluding proposals thereof, or any determination of a court or Governmental Authority, (b) any guideline, request or directive by any Governmental Authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the Effective Date (or with respect to a Person becoming an Issuing Bank by assignment or joinder after the date of this Agreement, the effective date thereof) or (c) compliance by any Issuing Bank (or its applicable lending office) or any company controlling any Issuing Bank with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, in each case adopted after the Effective Date (or with respect to a Person becoming an Issuing Bank by assignment or joinder after the date of this Agreement, the effective date thereof). For the avoidance of doubt, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued (i) by any United States regulatory authority under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) by any Governmental Authority in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date adopted, issued, promulgated or implemented.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

~~768141604.1~~768141604.3

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.
“Collateral Account” means that certain custody account with account number set forth, from time to time, on Schedule 6.10 hereto at State Street Bank and Trust Company and any other securities account, from time to time, designated as the “Collateral Account” on Schedule 4B to the Guarantee and Security Agreement.
“Collateral Pool” means, at any time, each Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Issuing Bank and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Investment continues to be Delivered as contemplated therein and in which the Issuing Bank has a first-priority perfected Lien as security for the Secured Obligations (as defined in the Guarantee and Security Agreement) (subject to any Lien permitted by Section 6.02 hereof); provided that in the case of any Investment that is included in the Collateral Account and in which the Issuing Bank has a first-priority perfected (other than customary rights of setoff, banker’s lien, security interest or other like right upon deposit accounts and securities accounts of such Obligor in which such Investments are held) security interest pursuant to a valid Uniform Commercial Code filing, such Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied in full within 7 days of such inclusion (or such longer period up to thirty (30) days as the Issuing Bank may agree in its sole discretion); provided, further, that, for the avoidance of doubt, no Investment that constitutes Excluded Collateral shall be included in the Collateral Pool.
“Commitment” means the commitment of the Issuing Bank (and any assignee of the Issuing Bank under Section 8.04) to issue Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of the LC Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.03 and (b) reduced or increased from time to time pursuant to assignments by or to the Issuing Bank pursuant to Section 8.04. The amount of the Issuing Bank’s Commitment is set forth on Schedule 1.01(b) hereto, or in the Assignment and Assumption pursuant to which such Issuing Bank shall have assumed its Commitment, as applicable. The amount of the Commitment as of the First Amendment Effective Date is $175,000,000.
“Commitment Increase” has the meaning assigned to such term in Section 2.03(e)(i).
“Commitment Increase Date” has the meaning assigned to such term in Section 2.03(e)(ii).
“Common Equity” means Capital Stock (other than Preferred Stock) and warrants.
“Competitor” means any Person primarily engaged in the business of private asset management as a business development company, mezzanine fund, private debt fund, hedge fund, distressed asset fund, vulture fund, private equity fund or any venture lender, which is in

~~768141604.1~~768141604.3

direct or indirect competition with the Borrower or any Affiliate thereof, (b) any Person Controlled by, or Controlling, or under common Control with, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority.
“Conforming Changes” means with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Term Benchmark Rate”, the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Canadian Prime Rate”, the definition of “Term Benchmark Banking Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Daily Simple RFR”, the definition of “Interest Period”, the definition of “RFR”, the definition of “RFR Business Day”, the definition of “RFR Interest Day”, the definition of “RFR Reference Day”, the definition of or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing and/or letter of credit requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Issuing Bank (after consultation with the Borrower) decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Issuing Bank in a manner substantially consistent with market practice (or, if the Issuing Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Issuing Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Issuing Bank (after consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).
“Consolidated Asset Coverage Ratio” means the ratio, determined on a consolidated basis for the Borrower and its Subsidiaries, without duplication, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities and indebtedness not represented by senior securities, to (b) the aggregate amount of senior securities representing indebtedness of the Borrower and its Subsidiaries (including any Indebtedness outstanding under this Agreement), in each case as determined pursuant to the Investment Company Act and any orders of the SEC issued to or with respect to the Borrower thereunder, including any exemptive relief granted by the SEC with respect to the indebtedness of any SBIC Subsidiary or otherwise (including, for the avoidance of doubt, any exclusion of such indebtedness in the foregoing calculation).
“Consolidated Group” has the meaning assigned to such term in Section 5.13(a).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto; provided, however, that “Control” shall not include “negative” control or “blocking” rights whereby action cannot be taken without the vote or consent of any Person.

~~768141604.1~~768141604.3

“Controlled Foreign Corporation” means any Subsidiary which is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) a Subsidiary substantially all the assets of which consist (directly or indirectly through one or more flow-through entities) of Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes and substantially all of the assets of which consist (directly or indirectly through one or more flow-through entities) of the Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (i) or (ii) of this definition.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).
“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).
“CORRA Administrator’s Website” means the website of the Bank of Canada or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.
“CORRA Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Canada.
“Covered Debt Amount” means, on any date, an amount equal to (x) the LC Exposure on such date minus (y) the LC Exposure fully Cash Collateralized on such date pursuant to Section 2.01(i).
“Currency” means Dollars or any Foreign Currency.
“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such “CORRA Determination Date”) that is five (5) CORRA Business Days prior to (i) if such CORRA Rate Day is a CORRA Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a CORRA Business Day, the CORRA Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s Website. If by 5:00 p.m. (Toronto time) on the second (2nd) CORRA Business Day immediately following any CORRA Determination Date, the CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then the CORRA for such CORRA Determination Date will be the CORRA as published in respect of the first preceding CORRA Business Day for which such CORRA was published on the CORRA Administrator’s Website; provided that any CORRA as determined pursuant to this sentence shall be utilized for purposes of calculating the Daily Simple CORRA for no more than three (3) consecutive CORRA Rate Days. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower.

~~768141604.1~~768141604.3

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day (the “RFR Reference Day”) that is five RFR Business Days prior to (i) if such RFR Interest Day is a RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not a RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, in each case plus the applicable RFR Applicable Credit Adjustment Spread, and (b) 0.00%. If by 5:00 pm, London time, on the second RFR Business Day immediately following any RFR Reference Day, SONIA in respect of such RFR Reference Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR has not occurred, then SONIA for such RFR Reference Day will be SONIA as published in respect of the first preceding RFR Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculating the Daily Simple RFR for no more than three consecutive RFR Interest Days. Any change in Daily Simple RFR due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Issuing Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Issuing Bank decides that any such convention is not administratively feasible for the Issuing Bank, then the Issuing Bank may establish another convention in its reasonable discretion.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Issuing Bank” means the Issuing Bank if:
(a) the Issuing Bank has failed to (i) issue all or any portion of any Letter of Credit within two Business Days of the date such Letter of Credit was required to be issued hereunder unless the Issuing Bank notifies the Borrower in writing that such failure is the result of the Issuing Bank’s reasonable determination that one or more conditions precedent to issuing such Letter of Credit (each of which conditions precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing) has not been satisfied or has not otherwise been waived in accordance with the terms of this Agreement or (ii) make an LC Disbursement with respect to any issued Letter of Credit within two Business Days of the date such LC Disbursement was required to made hereunder (provided that the Issuing Bank shall cease to be a Defaulting Issuing Bank pursuant to this clause (a) upon the issuance of such Letter of Credit or the disbursement of such LC Disbursement, as applicable, by the Issuing Bank), or
(b) the Issuing Bank has notified the Borrower in writing that it does not intend to comply with its obligations to issue Letters of Credit hereunder or its obligations to make LC Disbursements hereunder, or has made a public statement to that effect (unless such writing or public statement relates to the Issuing Bank’s obligation to issue a Letter of Credit hereunder and/or obligation to make a LC Disbursement hereunder and states that such position is based on

~~768141604.1~~768141604.3

the Issuing Bank’s reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing or public statement) cannot be satisfied) (provided that the Issuing Bank shall cease to be a Defaulting Issuing Bank pursuant to this clause (b) upon notification by the Issuing Bank to the Borrower in writing that it intends to, and does in fact, perform its obligations hereunder), or
(c) has failed, within three Business Days after written request by the Borrower, to confirm in writing to the Borrower that it will comply with its prospective Letter of Credit issuance and/or LC Disbursement obligations hereunder (provided that the Issuing Bank shall cease to be a Defaulting Issuing Bank pursuant to this clause (c) upon receipt of such written confirmation by the Borrower), or
(d) the Issuing Bank has become, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for the Issuing Bank or its direct or indirect parent company, or the Issuing Bank or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-In Action; provided that the Issuing Bank shall not be a Defaulting Issuing Bank solely by virtue of the ownership or acquisition of any Equity Interest in the Issuing Bank or any direct or indirect parent company thereof by a Governmental Authority or instrumentality so long as such ownership interest does not result in or provide the Issuing Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Issuing Bank (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Issuing Bank.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Borrower and immediately transferred to a Financing Subsidiary pursuant to a transaction not prohibited hereunder.
“Dollar Equivalent” means, on any date of determination, with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Foreign Currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Issuing Bank offers to sell such Foreign Currency for Dollars in the Principal Financial Center for such Foreign Currency at approximately 11:00 a.m., Applicable Time, for delivery two Business Days later; provided that the Issuing Bank may obtain such spot rate from another financial institution designated by the

~~768141604.1~~768141604.3

Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letters of Credit denominated in any Agreed Foreign Currency.
“Dollars” or “$” refers to lawful money of the United States of America.
“EBITDA” means, other than with respect to any Recurring Revenue Loan, the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment)) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Portfolio Investment for such period: (i) consolidated interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower. Notwithstanding the foregoing, EBITDA may be calculated by the Borrower in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant issuer as per the requirements of the relevant agreement governing a Portfolio Investment.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in writing by the Issuing Bank), which date is January 13, 2023.

~~768141604.1~~768141604.3

“Eligible Subsidiary” means any wholly-owned Subsidiary of the Borrower that is not a Subsidiary Guarantor and for which greater than 80% of the assets owned by such Subsidiary constitute Portfolio Investments that are Performing and not common stock.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; or (f) the imposition of Withdrawal Liability on the Borrower or any ERISA Affiliate or the receipt of any notice by the Borrower or any ERISA Affiliate of the insolvency, within the meaning of Title IV of ERISA, of any Multiemployer Plan to which the Borrower or any ERISA Affiliate is obligated to contribute.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Screen Rate” has the meaning assigned to it in clause (b) of the definition of “Term Benchmark Rate”.
“Euro” or “€” means a single currency of the Participating Member States.
“Event of Default” has the meaning assigned to such term in Article VII.

~~768141604.1~~768141604.3

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.
“Excluded Taxes” means, with respect to the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated), net profits, franchise Taxes and branch profits or any similar Taxes, in each case, (i) imposed by the United States of America (or any state or political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Issuing Bank, in which its applicable lending office is located or (ii) Other Connection Taxes, (b)  in the case of the Issuing Bank, any Taxes that are U.S. withholding taxes imposed on amounts payable to or for the account of the Issuing Bank (i) at the time the Issuing Bank becomes a party to this Agreement (or otherwise acquires an interest in an LC Disbursement or Commitment) or designates a new lending office, except in each case to the extent that the Issuing Bank’s assignor or the Issuing Bank was entitled to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11, at the time of such assignment or designation, or (ii) that is attributable to the Issuing Bank’s failure or inability to comply with Section 2.11(e), (c) any U.S. federal, state or local backup withholding Taxes imposed on payments made under any Facility Document, and (d) any withholding Taxes that are imposed under FATCA.
“Existing Notes” means the 2024 Notes, the 2025 February Notes, the 2025A June Notes, the 2025B June Notes, the 2026A March Notes, the 2026B March Notes, the 2026 September Notes, the 2027 January Notes and the 2033 Notes.
“Facility Documents” means, collectively, this Agreement, the Fee Letter, the Letter of Credit Documents, the Security Documents and each Increase Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Issuing Bank from three Federal funds brokers of recognized standing selected by it.

~~768141604.1~~768141604.3

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means that certain fee letter, dated the Effective Date, among the Borrower and SMBC, as the Issuing Bank.
“Final Maturity Date” means January 13, 2026.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Financing Subsidiary” means an SPE Subsidiary or an SBIC Subsidiary.
“First Amendment Effective Date” means March 21, 2023.
“Floor” means zero percent (0.00%).
“Foreign Currency” means at any time any currency other than Dollars.
“Foreign Currency Equivalent” means, with respect to any amount denominated in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of “Dollar Equivalent”, as reasonably determined by the Issuing Bank.
“Foreign Person” means any Person that is not a United States Person.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is a Controlled Foreign Corporation.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national body exercising such powers or functions (such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the

~~768141604.1~~768141604.3

payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business; provided that such indemnification obligations are unsecured, such Person has determined that any liability thereunder is remote and such indemnification obligations are not the functional equivalent of the guaranty of a payment obligation of the primary obligor. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provides that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).
“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement dated as of the Effective Date among the Borrower, each Subsidiary of the Borrower from time to time party thereto and the Issuing Bank.
“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as shall be reasonably satisfactory to the Issuing Bank) between the Issuing Bank and an entity that pursuant to Section 5.08(a) is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Issuing Bank shall request consistent with the requirements of Section 5.08).
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest, currency exchange rate or commodity price hedging arrangement.
“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are “designated” as Immaterial Subsidiaries by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.01: (a) the aggregate assets of such Subsidiaries and their respective Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 3% of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (b) the aggregate revenues of such Subsidiaries and their respective Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 3% of the consolidated revenues of the Borrower and its Subsidiaries for such period.
"Increase Agreement” has the meaning assigned to such term in Section 2.03(e)(ii)(y).

~~768141604.1~~768141604.3

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable and accrued expenses and trade accounts incurred in the ordinary course of business that are not more than 90 days past due), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(d)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lower of the outstanding amount of such Indebtedness and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any revolving commitments, delayed draw term loans or letters of credit for which any Obligor is acting as a lender or issuing lender, as applicable, as part of or in connection with a Portfolio Investment, (ii) any non-recourse liabilities for participation sold by any Person in any Bank Loans, (iii) indebtedness of such Person on account of the sale by such Person of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860, (iv) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (v) a commitment arising in the ordinary course of business to make a future Investment or (vi) uncalled capital or other commitments of an Obligor in Joint Venture Investments, as well as any letter or agreement requiring any Obligor to provide capital to a Joint Venture Investment or a lender to a Joint Venture Investment.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement.
“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Borrower or of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

~~768141604.1~~768141604.3

“Industry Classification Group” means (a) any of the classification groups set forth in Schedule 1.01(c) hereto, together with any such classification groups that may be subsequently established by Moody’s and provided by the Borrower to the Issuing Bank, and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 5.12.
“Interest Election Request” means a request by the Borrower to convert or continue a LC Disbursement in accordance with Section 2.02.
“Interest Payment Date” means (a) with respect to any ABR LC Disbursement or RFR LC Disbursement, each Quarterly Date and (b) with respect to any Term Benchmark LC Disbursement, the last day of each Interest Period therefor and, in the case of any Term Benchmark LC Disbursement with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.
“Interest Period” means, for any Term Benchmark LC Disbursement, the period commencing on the date of such LC Disbursement and ending on the numerically corresponding day in the calendar month that is one month, three months or, except with respect to Term Benchmark LC Disbursements denominated in Canadian Dollars, six months thereafter or, with respect to such portion of any Term Benchmark LC Disbursement denominated in a Foreign Currency that is scheduled to be repaid on the Final Maturity Date, a period of less than one month’s duration commencing on the date of such LC Disbursement and ending on the Final Maturity Date, as specified in the applicable Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period (other than an Interest Period pertaining to a Term Benchmark LC Disbursement denominated in a Foreign Currency that ends on the Final Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(d) (unless it is reinstated pursuant to Section 2.14(d)) shall be available for specification in such Interest Election Request or notice of conversion or continuation. For purposes hereof, the date of an LC Disbursement initially shall be the date on which such LC Disbursement is made by the Issuing Bank and thereafter shall be the effective date of the most recent conversion or continuation of such LC Disbursement.
“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (and any rights or proceeds in respect of (x) any “short sale” of securities or (y) any sale of any securities at a time when such securities are not owned by such Person); (b) deposits, advances, loans or other extensions of credit made

~~768141604.1~~768141604.3

to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any advance to employee, officers, directors and consultants of the Borrower or any of its Subsidiaries for expenses in the ordinary course of business; or (c) Hedging Agreements.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
“Investment Policies” means the written statement of the investment objectives, policies, restrictions and limitations of the Borrower delivered (to the extent not otherwise publicly filed with the SEC) to the Issuing Bank on or prior to the Effective Date and as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time by a Permitted Policy Amendment.
“Issuing Bank” means SMBC (and any other person that becomes an Issuing Bank by assignment pursuant to Section 8.04), in its capacity as the issuer of Letters of Credit hereunder. In the case of any Letter of Credit to be issued in an Agreed Foreign Currency, the Issuing Bank may designate any of its affiliates as the “Issuing Bank” for purposes of such Letter of Credit.
“Issuing Bank’s Account” means, for each Currency, an account in respect of such Currency designated by the Issuing Bank in a notice to the Borrower.
“IVP Supplemental Cap” has the meaning assigned to such term in Section 8.03(a).
“Japanese Yen” or “¥” means the lawful currency of Japan.
“Joint Venture Investment” means, with respect to any Obligor, any Investment by such Obligor in a joint venture or other investment vehicle in the form of a capital investment, loan or other commitment in or to such joint venture or other investment vehicle pursuant to which such Obligor may be required to provide contributions, investments, or financing to such joint venture or other investment vehicle and which Investment the Borrower has designated as a “Joint Venture Investment”.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that are outstanding and have not yet been reimbursed by or on behalf of the Borrower at such time. For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

~~768141604.1~~768141604.3

“LC Facility Percentage” means, as of any date of determination, the result, expressed as a percentage, of the LC Disbursements that are outstanding and have not yet been reimbursed by or on behalf of the Borrower on such date divided by the aggregate outstanding Aggregate Covered Debt Amount on such date.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.01(i).
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.
“Letter of Credit Fee Percentage” means, (a) if the Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is greater than or equal to the product of 1.60 and the LC Exposure, 1.10%; and (b) if the Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is less than the product of 1.60 and the LC Exposure, 1.225%.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance in the form of a security interest, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms so long as in the case of any Portfolio Investment in the Collateral Pool, the Value used in determining the Borrowing Base is not greater than the purchase or call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation of such Investments shall not be deemed to be a “Lien” and in the case of Investments that are securities, excluding customary drag-along, tag-along, buyout rights, voting rights, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of one or more equity holders of the same issuer).
“Losses” has the meaning assigned to such term in Section 8.03(b).
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
“Material Adverse Change” has the meaning assigned to such term in Section 3.04(b).

~~768141604.1~~768141604.3

“Material Adverse Effect” means a material adverse effect on (a) the business, Investments and other assets, liabilities or financial condition of the Borrower or the Borrower and its Subsidiaries (other than Financing Subsidiaries) taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Investments) or (b) the validity or enforceability of any of the Facility Documents or the rights or remedies of the Issuing Bank thereunder.
“Material Indebtedness” means (a) Indebtedness (other than the Letters of Credit, LC Disbursements and Hedging Agreements), of any one or more of the Borrower and its Subsidiaries (other than Immaterial Subsidiaries) in an aggregate principal amount outstanding exceeding $75,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount outstanding (giving effect to any netting agreements) that the Borrower and its Subsidiaries (other than Immaterial Subsidiaries) would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $75,000,000.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA which the Borrower or any ERISA Affiliate has or within the preceding six years had any obligation to make any contributions.
“National Currency” means the currency, other than the Euro, of a Participating Member State.
“Non-Performing Joint Venture Investment” means a Joint Venture Investment that is not a Performing Joint Venture Investment.
“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.
“Original Currency” has the meaning assigned to such term in Section 2.12.
“Other Connection Taxes” means, with respect to the Issuing Bank or any other recipient, Taxes imposed by any jurisdiction by reason of the recipient having any present or former connection with such jurisdiction (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement or any other Facility Document or selling or assigning an interest in any LC Exposure or Facility Document).
“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its securities, loans, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies (after giving effect to any Permitted Policy Amendments); provided that, such Indebtedness does not arise in connection with the purchase of Investments

~~768141604.1~~768141604.3

other than Cash Equivalents and U.S. Government Securities, (c) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII, (d) Permitted Purchase Money Indebtedness, (e) Indebtedness which may be deemed to exist pursuant to any performance bonds, surety bonds, statutory bonds, appeal bonds or similar obligations incurred in the ordinary course of business, (f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts incurred in the ordinary course of business, (g) Indebtedness consisting of the obligations of suppliers, customers, franchisees and licensees of the Obligors and their Subsidiaries in the ordinary course of business, (h) Indebtedness consisting of deferred purchase price or notes issued to partners, members, officers, directors and employees to purchase or redeem the Securities (or option or warrants or similar instruments) held by such partners, members, officers, directors and employees, (i) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder, (j) real estate lease or mortgage obligations incurred in the ordinary course of business, (k) contingent obligations resulting from the endorsement of instruments for collection in the ordinary course of business and (l) Indebtedness of the Borrower or any other Obligor to any SPE Subsidiary entered into not in violation of this Agreement and to the extent a court determines a transfer of assets (including participations) from such Obligor to such SPE Subsidiary did not constitute a true sale, provided that the holders of such Indebtedness have recourse only to the assets purported to be transferred (or in the case of participations, the portfolio investments that such participation interest relates to) to such SPE Subsidiary or counterparty, as applicable, and to no other assets of the Obligors in connection with such Indebtedness.
“Other Permitted LC Facility” means any letter of credit facility that is substantially similar to this Agreement so long as the Borrower is the only permitted beneficiary of the letters of credit issued under such facility. For the avoidance of doubt, the RCF Credit Agreement shall not constitute an “Other Permitted LC Facility”.
“Other Permitted LC Facility LC Disbursements” means “LC Disbursements” or any similar or analogous definition under the documents evidencing any Other Permitted LC Facility.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Facility Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Facility Document, excluding any such Taxes that are Other Connection Taxes resulting from an assignment by the Issuing Bank in accordance with Section 8.04 hereof.
“Participant” has the meaning assigned to such term in Section 8.04(d).
“Participant Register” has the meaning assigned to such term in Section 8.04(d).
“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

~~768141604.1~~768141604.3

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Periodic Term CORRA Determination Day” has the meaning assigned to it in the definition of “Term CORRA”.
“Periodic Term SOFR Determination Day” has the meaning assigned to it in the definition of “Term SOFR”.
“Permitted Equity Interests” means common stock of an Obligor that after its issuance is not subject to any agreement between the holder of such common stock and such Obligor where such Obligor is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock at any time prior to the first anniversary of the Final Maturity Date (as in effect from time to time).
“Permitted Liens” means (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any other Obligor in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that, such Liens (i) attach only to the securities (or proceeds) being purported to be purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens imposed by the PBGC in respect of employee benefit plans subject to Title IV of ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff, banker’s lien, security interest or other like right upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities, charges for returning items and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its

~~768141604.1~~768141604.3

Subsidiaries in the ordinary course of business or in respect of assets purported to be sold or otherwise contributed or disposed to any Person in a transaction permitted by this Agreement; (i) deposits of money securing leases to which the Borrower is a party as lessee made in the ordinary course of business; (j) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Obligor or any of its Subsidiaries in the normal conduct of such Person’s business; (k) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); (l) any restrictions on the sale or disposition of assets arising from a loan sale agreement; (m) any interest or title of a lessor under any lease entered into by any Obligor or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased; (n) leases or subleases, licenses or sublicenses granted to other Persons not materially interfering with the conduct of the business of the Obligors or any of their Subsidiaries; (o) Liens on assets not constituting Collateral with respect to obligations contemplated by clause (l) of the definition of “Other Permitted Indebtedness”; (p) Liens of a collection bank arising under Section 4-210 of the UCC on items in the ordinary course of collection; (q) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred and not as a means to speculate; and (r) Liens on any assets (other than Collateral) securing Indebtedness under clauses (e) and (h) of the definition of “Other Permitted Indebtedness”.
“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination, restatement or replacement of the Investment Policies that is one of the following: (a) approved in writing by the Issuing Bank hereunder or, solely to the extent that SMBC or any of its Affiliates is the RCF Administrative Agent, approved in writing by the RCF Administrative Agent under the RCF Credit Agreement, (b) required by applicable law, rule, regulation or Governmental Authority, or (c) not materially adverse to the rights, remedies or interests of the Issuing Bank in its reasonable discretion (for the avoidance of doubt, no change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies shall be deemed “material” if investment size proportionately increases as the size of the Borrower’s capital base changes).
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness and Capital Lease Obligations incurred after the Effective Date and any refinancing thereof in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.
“Permitted SBIC Guarantee” means a guarantee by one or more Obligors of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form (or the applicable form at the time such guarantee was entered into); provided that, the recourse to the Borrower thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as

~~768141604.1~~768141604.3

provided in clause (q) of Article VII, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio (and, solely for purposes of determining the Borrowing Base or Aggregate Portfolio Balance, Cash). Without limiting the generality of the foregoing, the following Investments shall not be considered Portfolio Investments under this Agreement or any other Facility Document: (a) any Investment that was not acquired or originated in accordance with the Investment Policies in effect at the time of such acquisition or origination, as applicable; (b) any Investment by an Obligor in any Subsidiary or joint venture of such Obligor (including, for the avoidance of doubt, any Joint Venture Investment); (c) any Investment that provides in favor of the obligor in respect of such Portfolio Investment an express right of rescission, set-off, counterclaim or any other defenses; (d) any Investment, which is made to a bankrupt entity (other than a debtor-in-possession financing and current pay obligations); and (e) any Investment, Cash or account in which a Financing Subsidiary or Foreign Subsidiary has an interest.
“Prime Rate” means the rate which is quoted as the “prime rate” in the print edition of The Wall Street Journal, Money Rates Section.
“Principal Financial Center” means, in the case of any Foreign Currency, the principal financial center where such Currency is cleared and settled, as determined by the Issuing Bank.
“Purchase Money Indebtedness” means Indebtedness (other than the obligations hereunder, but including Capital Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed or capital assets for the purpose of financing all or any part of the acquisition cost thereof.
“Quarterly Dates” means the last Business Day of March, June, September and December in each year, commencing on March 31, 2023.
“Quoted Investments” has the meaning assigned to it in Section 5.12(b)(ii)(A).
“RCF Administrative Agent” means the “Administrative Agent”, as defined in the RCF Credit Agreement.

~~768141604.1~~768141604.3

“RCF Credit Agreement” means that certain Revolving Credit Agreement dated as of November 9, 2021 (as amended, restated, supplemented or otherwise modified from time to time), the RCF Lenders, the issuing banks from time to time party thereto, and SMBC, as the RCF Administrative Agent.
“RCF Guarantee and Security Agreement” means the “Guarantee and Security Agreement”, as defined in the RCF Credit Agreement.
“RCF Indebtedness” means the outstanding principal amount of Indebtedness of the Borrower under the RCF Credit Agreement and any other RCF Loan Document and shall include all “Revolving Credit Exposure” as defined in the RCF Credit Agreement.
“RCF Lenders” means the “Lenders”, as defined in the RCF Credit Agreement.
“RCF Lien Acknowledgment Agreement” means that certain Lien Acknowledgment Agreement, dated as of the Effective Date, among the Issuing Bank, SMBC, as collateral agent under the RCF Guarantee and Security Agreement and as RCF Administrative Agent, and the Borrower.
“RCF Loan Documents” means the “Loan Documents”, as defined in the RCF Credit Agreement.
“RCF Security Documents” means the “Security Documents”, as defined in the RCF Credit Agreement.
“Register” has the meaning assigned to it in Section 8.04(c).
“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board, as the same may be modified and supplemented and in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, managers, employees, agents, advisers and other representatives of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto, (b) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (~~c~~d) with respect to a Benchmark Replacement in respect of obligations, interest, fees,

~~768141604.1~~768141604.3

commissions or other amounts denominated in, or calculated with respect to, Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (~~d~~e) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Currency other than Dollars, Canadian Dollars, Sterling or Euros, (1) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of an Obligor.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock (other than any equity awards granted to employees, officers, directors and consultants of the Borrower or any of its Affiliates); it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made by the Borrower in respect thereof, shall constitute a Restricted Payment hereunder.
“Retention Holder” means any Person that is the designated retention holder for purposes of satisfying U.S. or EU risk retention rules and that is not entitled to receive any management fees and otherwise has no material assets or liabilities other than in connection with its activities as a retention holder.
“Return of Capital” means (a) any net cash amount received by any Obligor in respect of the outstanding principal of any Investment in the Collateral Account (whether at stated maturity, by acceleration or otherwise), but not including any prepayment of a revolver that does not permanently reduce the related commitments, (b) without duplication of amounts received under clause (a), any net cash proceeds received by any Obligor from the sale of any property or assets pledged as collateral in respect of any Investment in the Collateral Account to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Investment, (c) any net cash amount received by any Obligor in respect of any Investment

~~768141604.1~~768141604.3

in the Collateral Account that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Investment, (y) as a distribution of capital made on or in respect of such Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Investment or pursuant to the reorganization of such issuer or (d) any similar return of capital received by any Obligor in cash in respect of any Investment in the Collateral Account; provided that in the case of clauses (a), (b), (c) and (d), net of any fees, costs, expenses and taxes payable with respect thereto.
“RFR”, when used in reference to any LC Disbursement, refers to whether such LC Disbursement is bearing interest at a rate determined by reference to Daily Simple RFR.
“RFR Applicable Credit Adjustment Spread” means 0.1193%.
“RFR Business Day” means, for any LC Disbursements, interest, fees, commissions or other amounts denominated in, or calculated with respect to RFR, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Reference Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.
“S&P” means S&P Global Ratings or any successor thereto.
“Sanctioned Country” means, at any time, a country, territory or region that is the subject or the target of country-wide or territory-wide Sanctions broadly prohibiting dealings with such country, territory or region (currently, Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctions” has the meaning assigned to such term in Section 3.14(a).
“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.
“SBIC Equity Commitment” means a commitment by the Borrower to make one or more capital contributions to an SBIC Subsidiary.
“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Borrower licensed as a small business investment company under the Small Business Investment Act of

~~768141604.1~~768141604.3

1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), and which is designated by the Borrower (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Permitted SBIC Guarantee or analogous commitment), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment, Permitted SBIC Guarantee or analogous commitment), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and (b) no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results (other than in respect of any SBIC Equity Commitment, Permitted SBIC Guarantee or analogous commitment). Any such designation by the Borrower shall be effected pursuant to a certificate of a Responsible Officer delivered to the Issuing Bank or, solely to the extent that SMBC or any of its Affiliates is the RCF Administrative Agent, delivered to the RCF Administrative Agent in accordance with the RCF Credit Agreement, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.
“SEC” means the Securities Exchange Commission.
“Security Documents” means, collectively, the Guarantee and Security Agreement, the RCF Lien Acknowledgement Agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the Effective Date by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.
“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Borrower and its Subsidiaries at such date.
“SMBC” means Sumitomo Mitsui Banking Corporation.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

~~768141604.1~~768141604.3

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SPE Subsidiary” means:
(a)    a direct or indirect Subsidiary of the Borrower to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Investments, which engages in no material activities other than in connection with the purchase, holding, disposition or financing of such assets and which is designated by the Borrower (as provided below) as an SPE Subsidiary, so long as:
(i)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor (other than (x) property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary or (y) Equity Interests in such Subsidiary, but solely to the extent that the organization documents of such Subsidiary or any agreement to which such Subsidiary is a party prohibit or restrict the pledge of such Equity Interests), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,
(ii)    no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary (excluding customary sale and contribution agreements) other than on terms, taken as a whole, not materially less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets and pursuant to Standard Securitization Undertakings, and
(iii)    to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and
(b) any passive holding company that is designated by the Borrower (as provided below) as a SPE Subsidiary, so long as:

~~768141604.1~~768141604.3

(i)    such passive holding company is the direct parent of a SPE Subsidiary referred to in clause (a);
(ii)    such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a SPE Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a SPE Subsidiary referred to in clause (a)) or liabilities;
(iii)    no Obligor has any contract, agreement, arrangement or understanding with such passive holding company; and
(iv)     no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation of a SPE Subsidiary by the Borrower shall be effected pursuant to a certificate of a Responsible Officer delivered to the Issuing Bank or, solely to the extent that SMBC or any of its Affiliates is the RCF Administrative Agent, delivered to the RCF Administrative Agent in accordance with the RCF Credit Agreement, which certificate shall include a statement to the effect that, to the best of such Responsible Officer’s knowledge, such designation complied with the conditions set forth in clause (a) or (b) above, as applicable. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.
As of the Effective Date, each of (i) Hercules Funding II LLC, (ii) Hercules Funding IV LLC and (iii) Hercules Capital Funding Trust 2022-1 LLC, each a Delaware limited liability company, is an SPE Subsidiary.
“SPE Subsidiary Recourse Obligation” has the meaning assigned to such term in the definition of “Standard Securitization Undertakings”.
“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest; provided that, such Lien was created to secure Indebtedness owing by such issuer or such issuer’s affiliates to such creditors.
“Special Unsecured Indebtedness” means Indebtedness of an Obligor issued after the Effective Date (which may be Guaranteed by Subsidiary Guarantors) that (a) has no scheduled amortization (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum; provided that, amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(l)) prior to, and a final maturity date not earlier than, the Final Maturity Date (it being understood that (A) none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; and (y) any cash payment made in respect thereof, shall constitute “amortization” for purposes of this clause (a); and (B) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including a change of control or bankruptcy) shall not in and of itself

~~768141604.1~~768141604.3

be deemed to disqualify such Indebtedness under this clause (a)), (b) is incurred pursuant to terms that are substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures, note purchase agreements for private placements or similar instruments that have no analogous provisions in this Agreement or credit agreements or letter of credit agreements generally)), which shall be no more restrictive on the Borrower and its Subsidiaries, while the Commitment or any Letter of Credit or unreimbursed LC Disbursement is outstanding, than those set forth in the Facility Documents; provided that, upon the Borrower’s written request in connection with the incurrence of any Special Unsecured Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b), the Borrower and the Issuing Bank shall promptly enter into a written amendment to this Agreement making changes necessary such that the financial covenants and events of default, as applicable, in this Agreement shall be as restrictive as such provisions in the Special Unsecured Indebtedness (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the capital stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its capital stock or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Events of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition) and (c) is not secured by any assets of any Obligor.
“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors), (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable securitizations, securitizations of financial assets or collateralized loan obligations and (d) obligations (together with any related performance guarantees) under any “bad boy” guarantee, guarantee of any make-whole premium or other guarantee; provided, however, that any such guarantee of any make-whole premium or other guarantee shall not exceed 10% of the aggregate unfunded commitments plus outstandings under the applicable loan (any such guarantee or make-whole premium (other than a performance guarantee or “bad boy” guarantee) described in this clause (d), a “SPE Subsidiary Recourse Obligation”).
“Statutory Reserve Rate” means, for any applicable Interest Period for any Term Benchmark LC Disbursement denominated in Euros, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the applicable maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Issuing

~~768141604.1~~768141604.3

Bank is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Term Benchmark LC Disbursements denominated in Euros shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Issuing Bank under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any (x) Joint Venture Investment, (y) Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries or (z) any registered investment advisor, seed vehicle, private fund, single managed account or similar Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Subsidiary Guarantor” means any Subsidiary that is a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that no Financing Subsidiary, Immaterial Subsidiary, Foreign Subsidiary or Subsidiary of a Foreign Subsidiary or a Financing Subsidiary shall be a Subsidiary Guarantor.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such payment system ceases to be operative, any successor settlement system as reasonably determined by the Issuing Bank to be a suitable replacement) is open for the settlement of payments in Euros.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark”, when used in reference to any LC Disbursement, refers to whether such LC Disbursement is bearing interest at a rate determined by reference to the Adjusted Term Benchmark Rate.

~~768141604.1~~768141604.3

“Term Benchmark Banking Day” means for Term Benchmark LC Disbursements, interest, fees, commissions or other amounts denominated in, or calculated with respect to:
(a)    Dollars, a U.S. Government Securities Business Day;
(b)    Euros, a TARGET Day;
(c)    Canadian Dollars, ~~any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Canada~~a CORRA Business Day; or
(f)    Japanese Yen, any day (other than a Saturday or Sunday) on which banks are open for business in Tokyo, Japan.
“Term Benchmark Rate” means, for any Interest Period:
(a)    in the case of Term Benchmark LC Disbursements denominated in Dollars, Term SOFR for such Interest Period;
(b)    in the case of Term Benchmark LC Disbursements denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as reasonably determined by the Issuing Bank from time to time at approximately 11:00 a.m. (Brussels time) two Term Benchmark Banking Days for Euros prior to the first day of such Interest Period (the “EURIBOR Screen Rate”));
(c)    in the case of Term Benchmark LC Disbursements denominated in Canadian Dollars, ~~the rate per annum equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the first day of such Interest Period (or if such day is not a Term Benchmark Banking Day for Canadian Dollars, then on the immediately preceding Term Benchmark Banking Day for Canadian Dollars) as reported on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may reasonably be designated by the Issuing Bank from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period); and~~(x) for any Interest Period commencing prior to the CDOR Cessation Date, the CDOR Screen Rate and (y) for any Interest Period commencing on or after the CDOR Cessation Date, Term CORRA; and
(d)    in the case of Term Benchmark LC Disbursements denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offered Rate as administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such

~~768141604.1~~768141604.3

Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as reasonably determined by the Issuing Bank from time to time) at approximately 11:00 a.m. (Tokyo time) two Term Benchmark Banking Days for Japanese Yen prior to the first day of such Interest Period.
        “Term CORRA” means,
    (a)     for any calculation with respect to a Term Benchmark LC Disbursement denominated in Canadian Dollars for any Interest Period, the sum of (i) the applicable Term CORRA Credit Adjustment Spread for such Interest Period and (ii) the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Term Benchmark Banking Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent (the “Term CORRA Screen Rate”); provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then clause (a)(ii) of this definition will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Term Benchmark Banking Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Term Benchmark Banking Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; and
    (b)     for any calculation with respect to the Canadian Prime Rate for any day, the sum of (i) the Term CORRA Credit Adjustment Spread for Term Benchmark LC Disbursements for an Interest Period of one month and (ii) the Term CORRA Reference Rate for a tenor of one month on the day (such day, the “Canadian Prime Rate CORRA Determination Day”) that is two (2) Term Benchmark Banking Days prior to such day, as such rate is published by the Term CORRA Administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent; provided, however, that if as of 1:00 p.m. (Toronto time) on any Canadian Prime Rate CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then clause (b)(ii) of this definition will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Term Benchmark Banking Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Term Benchmark Banking Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.
        “Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion.

~~768141604.1~~768141604.3

        “Term CORRA Credit Adjustment Spread” means, with respect to Term Benchmark LC Disbursements denominated in Canadian Dollars, (a) with an Interest Period of one month, 0.29547% and (b) with an Interest Period of three months, 0.32138%.
        “Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
        “Term CORRA Screen Rate” has the meaning specified in the definition of the term “Term CORRA”.
“Term SOFR” means,
(a)    for any calculation with respect to any Term Benchmark LC Disbursement denominated in Dollars for any Interest Period, the sum of (i) the Term SOFR Applicable Credit Adjustment Spread and (ii) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to any ABR LC Disbursement on any day, the sum of (i) the Term SOFR Applicable Credit Adjustment Spread and (ii) the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Issuing Bank in its reasonable discretion).

~~768141604.1~~768141604.3

“Term SOFR Applicable Credit Adjustment Spread” means 0.10%.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earliest to occur of (i) the Final Maturity Date, (ii) the date of the termination of the Commitment in full pursuant to Section 2.03(c), and (iii) the date on which the Commitment is terminated pursuant to Article VII.
“Testing Period” has the meaning assigned to such term in Section 5.12(b)(ii)(E)(x).
“Testing Quarter” has the meaning assigned to such term in Section 5.12(b)(ii)(B).
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Facility Documents, the issuance of Letters of Credit hereunder and the use of proceeds thereof.
“Transferred Assets” has the meaning assigned to such term in Section 6.03(h).
“Type”, when used in reference to any LC Disbursement, refers to whether the rate of interest on such LC Disbursement is determined by reference to the Adjusted Term Benchmark Rate, Daily Simple RFR, Term CORRA or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to the Issuing Bank, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where the Issuing Bank is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

~~768141604.1~~768141604.3

“United States Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Unquoted Investments” has the meaning assigned to it in Section 5.12(b)(ii)(B).
“Unsecured Longer-Term Indebtedness” means, as at any date, any Indebtedness of an Obligor (which may be Guaranteed by any other Obligor) that (a) has no scheduled amortization (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum; provided that, amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(l)) prior to, and a final maturity date not earlier than, six months after the Final Maturity Date (it being understood that (A) none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; and (y) any cash payment made in respect thereof, shall constitute “amortization” for purposes of this clause (a); and (B) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a)), (b) is incurred pursuant to terms that are substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements or letter of credit agreements generally)), which shall be not materially more restrictive upon the Borrower and its Subsidiaries, while the Commitment or any Letter of Credit or unreimbursed LC Disbursement is outstanding, than those set forth in the Facility Documents; provided that, upon the Borrower’s written request in connection with the incurrence of any Unsecured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b), the Borrower and the Issuing Bank shall promptly enter into a written amendment to this Agreement making changes necessary such that the financial covenants and events of default, as applicable, in this Agreement shall be as restrictive as such provisions in the Unsecured Longer-Term Indebtedness (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the capital stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its capital stock or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or be Events of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition) and (c) is not secured by any assets of any Obligor. For the avoidance of doubt, the conversion of all or any portion of any Permitted Convertible Indebtedness constituting Unsecured Longer-Term Indebtedness into Permitted Equity Interests in accordance with Section 6.12(a), shall not cause such Indebtedness to be designated as Unsecured Shorter-Term Indebtedness hereunder.
“Unsecured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of an Obligor that is not secured by any assets of any Obligor and that does not

~~768141604.1~~768141604.3

constitute Unsecured Longer-Term Indebtedness and (b) any Indebtedness that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 6.11.
“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Value” has the meaning assigned to such term in Section 5.13.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION I.2. Classification of LC Disbursements. For purposes of this Agreement, LC Disbursements may be classified and referred to by Type (e.g., an “ABR LC Disbursement”). LC Disbursements may also be identified by Currency.
SECTION I.3.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference herein to any Person

~~768141604.1~~768141604.3

shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Solely for purposes of this Agreement, any references to “principal amount” or “obligations” owed by any Person under any (x) Hedging Agreement (other than a total return swap) shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement were terminated at such time (after giving effect to any netting agreement) less any collateral posted in support thereof and (y) total return swap shall refer to the notional amount thereof less any collateral posted in support thereof.
SECTION I.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (a) if the Borrower notifies the Issuing Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Issuing Bank notifies the Borrower that the Issuing Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (x) the Borrower and the Issuing Bank agree to enter into negotiations in good faith in order to amend such provisions of this Agreement with respect to the Borrower so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made and (y) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) all leases that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for the purposes of the Facility Documents hereunder  (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Facility Documents.  Whether or not the Borrower may at any time adopt Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic 825-10 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to FASB Statement of Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted FASB Accounting Standards Codification Subtopic 825-10 (or such successor standard solely as it relates to fair valuing liabilities) or, in the case of liabilities

~~768141604.1~~768141604.3

acquired in an acquisition, FASB Statement of Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).
SECTION I.5. Currencies; Currency Equivalents.
(a)Currencies Generally. At any time, any reference in the definition of “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Effective Date. Except as provided in Section 2.05(b) and the last sentence of Section 2.12(a), for purposes of determining (i) whether the amount of any Letter of Credit, together with all other LC Exposure or any other Letter of Credit to be issued at the same time as such Letter of Credit, would exceed the Commitment, (ii) the aggregate unutilized amount of the Commitment, (iii) the LC Exposure, (iv) the Covered Debt Amount, (v) the Aggregate Covered Debt Amount and (vii) the Borrowing Base or the Value or the fair market value of any Investment in the Collateral Pool, the outstanding principal amount of any Letter of Credit that is denominated in any Foreign Currency or the Value or the fair market value of any Investment in the Collateral Pool that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Letter of Credit or Investment, as the case may be, determined as of the date of such Letter of Credit (determined in accordance with the last sentence of the definition of “Interest Period”) or the date of the valuation of such Investment, as the case may be. Without limiting the generality of the foregoing, for purposes of determining compliance with any basket in Section 6.03(g) or 6.04(f), in no event shall the Borrower or any of its Subsidiaries be deemed not to be in compliance with any such basket solely as a result of a change in exchange rates.
(b)Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any LC Disbursement denominated in such currency that is outstanding and unreimbursed immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.
Without prejudice to the respective liabilities of the Borrower to the Issuing Bank and the Issuing Bank to the Borrower under or pursuant to this Agreement, each provision of this

~~768141604.1~~768141604.3

Agreement shall be subject to such reasonable changes of construction as the Issuing Bank may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Effective Date; provided that the Issuing Bank shall provide the Borrower with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower an opportunity to respond to such proposed change.
SECTION I.6. Divisions. For all purposes under the Facility Documents, if, as a result of any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized or acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION I.7. Rates. The Issuing Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Daily Simple RFR, Term CORRA or the Adjusted Term Benchmark Rate or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Daily Simple RFR, Term CORRA, the Adjusted Term Benchmark Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Issuing Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Daily Simple RFR, Term CORRA, the Adjusted Term Benchmark Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Issuing Bank may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Daily Simple RFR, Term CORRA, the Adjusted Term Benchmark Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service other than for direct or actual damages resulting from willful misconduct or gross negligence of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

~~768141604.1~~768141604.3

ARTICLE II

THE CREDITS
SECTION II.1. Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the Issuing Bank to issue, renew or extend, and the Issuing Bank shall, upon such request, issue, renew or extend, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account or the account of its designee (provided that the Obligors shall remain primarily liable to the Issuing Bank hereunder for payment and reimbursement of all amounts payable in respect of the Letters of Credit hereunder) substantially in the form of Exhibit C hereto (with such changes as agreed to between the Issuing Bank and the Borrower) and for the benefit of the Borrower solely for the purpose of funding amounts due under the unfunded portion of committed Portfolio Investments. Letters of Credit issued hereunder shall constitute utilization of the Commitment up to the aggregate amount available to be drawn thereunder.
(b)Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit, the Borrower shall transmit by electronic communication to the Issuing Bank (by no later than 11:00 a.m., New York City time, four Business Days prior to the requested date of issuance), a letter of credit application substantially in the form of Exhibit D hereto, requesting the issuance of a Letter of Credit and specifying the date of issuance (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.01), the amount and Currency of such Letter of Credit and such other information as shall be necessary to prepare such Letter of Credit. To request the amendment renewal or extension of an outstanding Letter of Credit, the Borrower shall transmit by electronic communication to the Issuing Bank (reasonably in advance of the requested date of amendment, renewal or extension) a notice identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.01), the amount and Currency of such Letter of Credit and such other information as shall be necessary to amend, renew or extend such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)Limitations on Amounts. A Letter of Credit shall be issued, renewed or extended only if (and upon issuance, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, renewal or extension (i) the aggregate LC Exposure shall not exceed the then-current Commitment; (ii) the Covered Debt Amount shall not exceed the Borrowing Base then in effect; and (iii) the Aggregate Covered Debt Amount shall not exceed the Aggregate Portfolio Balance then in effect.

~~768141604.1~~768141604.3

(d)Expiration Date. Each Letter of Credit shall expire at or prior to the earlier to occur of (i) the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the Final Maturity Date; provided that any Letter of Credit with a one-year term shall, at the Borrower’s election (which election shall be notified in writing (which writing may be in the form of an email) to the Issuing Bank), be renewed for additional one-year periods; provided further that (i) no Letter of Credit may have an expiration date after the Final Maturity Date and (ii) no Letter of Credit may be renewed following the Termination Date.
(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement in the Currency in which such Letter of Credit is denominated not later than the Final Maturity Date.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.01 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.01, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
None of the Issuing Bank or any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to fund or make a LC Disbursement that is required to be made pursuant to the terms of this Agreement, fraud, gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

~~768141604.1~~768141604.3

(i)the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;
(ii)the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iii)this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
(g)Disbursement Procedures. To request an LC Disbursement under a Letter of Credit issued by the Issuing Bank, the Borrower shall transmit by electronic communication to the Issuing Bank (by no later than 11:00 a.m., New York City time, four Business Days prior to the requested date of disbursement), a disbursement certificate substantially in the form of Exhibit E hereto, specifying the date of disbursement (which shall be a Business Day). Subject to the terms and conditions set forth herein, the Issuing Bank shall disburse the relevant LC Disbursement to the Borrower by wire transfer of immediately available funds by 11:00 a.m. New York City time on the proposed date thereof.
(h)Interim Interest. Following the making of any LC Disbursement by the Issuing Bank, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall constitute a loan and shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in accordance with Section 2.02 and Section 2.07.
(i)Cash Collateralization. If the Borrower shall be required to provide Cash Collateral for LC Exposure pursuant to Section 2.05(b) or (c) or the last paragraph of Article VII, as applicable, the Borrower shall promptly, but in any event within five (5) Business Days, deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Issuing Bank, Cash denominated in the Currency of the Letter of Credit under which such LC Exposure arises in an amount equal to the amount required under Section 2.05(b) or (c), or the last paragraph of Article VII, as applicable. Such deposit shall be held by the Issuing Bank as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Guarantee and Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Issuing Bank in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein. If the Borrower is required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such Cash Collateral (to the extent

~~768141604.1~~768141604.3

not applied as set forth in this Section 2.01(i)) shall be returned to the Borrower promptly after all Events of Default have been cured or waived. If the Borrower is required to provide Cash Collateral hereunder pursuant to Section 2.05(b)(ii), such Cash Collateral (to the extent not applied as set forth in this Section 2.01(i)) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the LC Exposure would not exceed the then-current Commitment.
(j)No Obligation to Issue After Certain Events. The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank shall refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.
(k)Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the International Standby Practices shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit. For the purpose of clauses (i) and (ii), the “Beneficiary” under such rules shall be the Borrower.
SECTION II.2. Interest Elections.
(a)Elections by the Borrower for LC Disbursements. Each LC Disbursement initially shall be (x) in the case of any LC Disbursement denominated in a Currency other than Sterling, a Term Benchmark LC Disbursement with an Interest Period of one month and (y) in the case of an LC Disbursement denominated in Sterling, an RFR LC Disbursement. Thereafter, the Borrower may elect to convert such LC Disbursement to an LC Disbursement of a different Type or to continue such LC Disbursement as an LC Disbursement of the same Type and, in the case of a Term Benchmark LC Disbursement, may elect the Interest Period therefor, all as provided in this Section 2.02; provided, however, that (i)  an LC Disbursement denominated in one Currency may not be continued as, or converted to, an LC Disbursement in a different Currency, (ii) no Term Benchmark LC Disbursement denominated in a Foreign Currency may be continued if, after giving effect thereto, the LC Exposure would exceed the then-current Commitment, and (iii) a Term Benchmark LC Disbursement denominated in a Foreign Currency and a RFR LC Disbursement may not be converted to a LC Disbursement of a different Type. The Borrower may elect different options with respect to different portions of the affected LC

~~768141604.1~~768141604.3

Disbursement, in which case the LC Disbursements constituting each such portion shall be considered a separate LC Disbursement.
(b)Notice of Elections. To make an election to convert the Type of a LC Disbursement denominated in Dollars or, in the case of a Term Benchmark LC Disbursement, elect an Interest Period as part of a continuation pursuant to this Section 2.02, the Borrower shall notify the Issuing Bank of such election by telephone or e-mail (i) in the case of a continuation of, or conversion to, a Term Benchmark LC Disbursement denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed continuation or conversion, (ii) in the case of a continuation of a Term Benchmark LC Disbursement denominated in a Foreign Currency, not later than 11:00 a.m., New York City time, four Business Days before the date of the continuation, or (iii) in the case of the conversion to an ABR LC Disbursement, not later than 11:00 a.m., New York City time, three Business Days before the last day of the Interest Period for the Term Benchmark LC Disbursement that shall be converted in whole (or in part) to an ABR LC Disbursement. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery, telecopy or electronic communication to the Issuing Bank of a written Interest Election Request.
(c)Content of Interest Election Requests. Each telephonic and written (including by e-mail) Interest Election Request shall specify the following information:
(i)the LC Disbursement to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting LC Disbursement (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph (c) shall be specified for each resulting LC Disbursement);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether, in the case of an LC Disbursement denominated in Dollars, the resulting LC Disbursement is to be an ABR LC Disbursement or a Term Benchmark LC Disbursement; and
(iv)if the resulting LC Disbursement is a Term Benchmark LC Disbursement, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”; provided, that the Borrower shall not be entitled to request or to elect to convert to or continue as a Term Benchmark LC Disbursement, any LC Disbursement if the Interest Period requested therefor would end after the Final Maturity Date.
(d)Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark LC Disbursement prior to the end of the Interest Period therefor, then, unless such LC Disbursement is repaid as provided herein, (i) if such LC Disbursement is denominated in Dollars, at the end of

~~768141604.1~~768141604.3

such Interest Period such LC Disbursement shall be converted to a Term Benchmark LC Disbursement having an Interest Period of one month’s duration, and (ii) if such LC Disbursement is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Issuing Bank so notifies the Borrower, (i) any Term Benchmark LC Disbursement denominated in Dollars shall, at the end of the applicable Interest Period for such Term Benchmark LC Disbursement, be automatically converted to an ABR LC Disbursement and (ii) any Term Benchmark LC Disbursement denominated in a Foreign Currency shall not have an Interest Period of more than one month’s duration.
SECTION II.3.Termination, Reduction or Increase of the Commitment.
(a)Scheduled Termination. Unless previously terminated, the Commitment shall terminate on the Final Maturity Date.
(b)Voluntary Termination or Reduction. The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitment; provided that, (i) each reduction of the Commitment shall be in an amount that is $10,000,000 (or, if less, the entire amount of the Commitment) or a larger multiple of $5,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent reimbursement of any LC Disbursement in accordance with Section 2.05, the total LC Exposures would exceed the then-current Commitment.
(c)Notice of Voluntary Termination or Reduction. The Borrower shall notify the Issuing Bank of any election to terminate or reduce the Commitment under paragraph (b) of this Section 2.03 at least three Business Days prior to the effective date of such termination or reduction (or such lesser period agreed to by the Issuing Bank), specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 2.03 shall be irrevocable; provided that, a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by the Borrower (by notice to the Issuing Bank on or prior to the specified effective date) if such condition is not satisfied.
(d)Effect of Termination or Reduction. Any termination or reduction of the Commitment pursuant to clause (b) shall be permanent.
(e)Increase of the Commitments.
(i)Requests for Increase by Borrower. The Borrower may, at any time, request that the Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”) upon notice to the Issuing Bank, which notice shall specify the proposed amount of the Commitment Increase and the date on which such increase is proposed to be effective, which shall be a Business Day at least three Business Days (or such lesser period as the Issuing Bank, may reasonably agree) after delivery of such notice and at least 30 days prior to the Termination Date; provided that:

~~768141604.1~~768141604.3

(A)the minimum amount of the increase of the Commitment of the Issuing Bank as part of such Commitment Increase shall be $10,000,000 or a larger multiple of $5,000,000 in excess thereof (or such lesser amount as the Issuing Bank, may reasonably agree);
(B)immediately after giving effect to such Commitment Increase, the total Commitments of the Issuing Bank shall not exceed $400,000,000;
(C)no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and
(D)the representations and warranties contained in this Agreement shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(ii)Effectiveness of Commitment Increase by Borrower. The Commitment the Issuing Bank shall be increased as of the date (the “Commitment Increase Date”) that the following conditions are satisfied:
(x)    the Issuing Bank shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Issuing Bank) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and
(y)    on or prior to 11:00 a.m., New York City time on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Issuing Bank), the Issuing Bank and the Borrower shall duly execute an agreement substantially in the form of Exhibit F hereto (or such other form as shall be reasonably satisfactory to the Issuing Bank) (each, an “Increase Agreement”) appropriately completed, and otherwise in form and substance reasonably satisfactory to the Borrower and the Issuing Bank, pursuant to which the Issuing Bank shall, effective as of such Commitment Increase Date, undertake an increase of Commitment.
(iii)Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above , together with the certificate referred to in clause (ii)(x) above, the Issuing Bank, shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

~~768141604.1~~768141604.3

SECTION II.4. Reimbursement of LC Disbursements; Evidence of Debt.
(a)Reimbursement. The Borrower hereby unconditionally promises to pay all amounts due and owing hereunder and under the other Facility Documents, including all outstanding LC Disbursements, on the Final Maturity Date.
(b)Manner of Payment. Prior to any reimbursement of any LC Disbursement hereunder, the Borrower shall select the LC Disbursement or LC Disbursements to be reimbursed and shall notify the Issuing Bank by telephone (confirmed by telecopy or e-mail) of such selection not later than the time set forth in Section 2.05(d) prior to the scheduled date of such reimbursement; provided that each reimbursement of LC Disbursements in Dollars shall be applied to repay any outstanding and unreimbursed ABR LC Disbursements before any other LC Disbursements. If the Borrower fails to make a timely selection of the outstanding LC Disbursement or LC Disbursements to be reimbursed, such payment shall be applied to reimburse outstanding LC Disbursements in the same Currency and, solely in the case of any such payment in Dollars, first, to pay any outstanding ABR LC Disbursements and, second, to other outstanding LC Disbursements in the order of the remaining duration of their respective Interest Periods (the LC Disbursement with the shortest remaining Interest Period to be repaid first).
(c)Maintenance of Records. The Issuing Bank shall maintain in accordance with its usual practice records evidencing the obligations of the Borrower to the Issuing Bank hereunder, including (i) the amount and Currency of each Letter of Credit and each LC Disbursement and the Type and each Interest Period thereof, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to the Issuing Bank and (iii) the amount and Currency of any sum received by the Issuing Bank hereunder for the account of the Issuing Bank.
(d)Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) of this Section 2.04 shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of the Issuing Bank to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to reimburse the LC Disbursements in accordance with the terms of this Agreement.
SECTION II.5. Advance Reimbursement of LC Disbursements.
(a)Optional Reimbursements. The Borrower shall have the right at any time and from time to time to reimburse any LC Disbursement in whole or in part, without premium or penalty except for payments under Section 2.10, subject to the requirements of this Section 2.05.
(b)Mandatory Reimbursements due to Changes in Exchange Rates.
(i)Determination of Amount Outstanding. On each Quarterly Date and, in addition, on any other date determined by the Issuing Bank (but no more than one

~~768141604.1~~768141604.3

additional time in any rolling three month period), the Issuing Bank shall determine the LC Exposure. For the purpose of this determination, the undrawn amount of each outstanding Letter of Credit and the unreimbursed amount of any LC Disbursement that is, in each case, denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Letter of Credit or LC Disbursement, determined as of such date. Upon making such determination, the Issuing Bank shall promptly notify the Borrower thereof.
(ii)Mandatory Reimbursement. If, on the date of such determination, the LC Exposure minus the undrawn amount of any Letters of Credit fully Cash Collateralized on such date exceeds 105% of the then-current Commitment, the Borrower shall reimburse outstanding LC Disbursements (and/or provide Cash Collateral for Letters of Credit as specified in Section 2.01(i)) within 15 Business Days following the Borrower’s receipt of notice from the Issuing Bank pursuant to clause (b)(i) above in such amounts as shall be necessary so that, after giving effect thereto, the LC Exposure does not exceed the then-current Commitment.
Any prepayment pursuant to this paragraph (b) shall be applied, first, to outstanding and unreimbursed LC Disbursements and second, as cover for the undrawn amount of any Letters of Credit.
(c)Mandatory Reimbursements due to Borrowing Base Deficiency or Aggregate Portfolio Deficiency.
(i)In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall, within five Business Days after delivery of the applicable Borrowing Base Certificate, reimburse LC Disbursements (and/or provide Cash Collateral for Letters of Credit as contemplated by Section 2.01(i) and/or purchase or substitute Portfolio Investments) in such amounts as shall be necessary so that such Borrowing Base Deficiency is cured; provided that if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency, the Borrower shall present the Issuing Bank with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.
(ii)In the event that at any time any Aggregate Portfolio Deficiency shall exist, the Borrower shall, within five Business Days after delivery of the applicable Borrowing Base Certificate, reimburse LC Disbursements (and/or provide Cash Collateral for Letters of Credit as contemplated by Section 2.01(i) and/or purchase or substitute Portfolio Investments) or reduce Aggregate Other Covered Indebtedness or any other Indebtedness that is included in the Aggregate Covered Debt Amount at such time in such amounts as shall be necessary so that such Aggregate Portfolio Deficiency is

~~768141604.1~~768141604.3

cured; provided that (x) the aggregate amount of such reimbursement of LC Disbursements (and/or Cash Collateral for Letters of Credit and/or the Value of the purchased or substituted Portfolio Investments) shall be at least equal to the LC Facility Percentage times the aggregate prepayment of the Aggregate Covered Debt Amount, and (y) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Aggregate Portfolio Deficiency, the Borrower shall present the Issuing Bank with a reasonably feasible plan to enable such Aggregate Portfolio Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Aggregate Portfolio Deficiency is cured within such 30-Business Day period.
(d)Notices, Etc. The Borrower shall notify the Issuing Bank by telephone (confirmed by telecopy or electronic communication) of any reimbursement of LC Disbursements hereunder (i) in the case of reimbursement of a Term Benchmark LC Disbursement denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of reimbursement, (ii) in the case of reimbursement of a Term Benchmark LC Disbursement denominated in a Foreign Currency, not later than 11:00 a.m., Applicable Time, four Business Days before the date of prepayment, (iii) in the case of prepayment of a RFR LC Disbursement, not later than 11:00 a.m., London time, four Business Days before the date of prepayment or (iv) in the case of prepayment of an ABR LC Disbursement, not later than 11:00 a.m., New York City time, on the date of prepayment or, in each case of the notice periods described in this paragraph (d), such lesser period as the Issuing Bank may reasonably agree. Each such notice shall be irrevocable and shall specify the reimbursement date, the principal amount of each LC Disbursement or portion thereof to be reimbursed and, in the case of a mandatory reimbursement, a reasonably detailed calculation of the amount of such reimbursement; provided that, if a notice of reimbursement is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.03, then such notice of reimbursement may be revoked if such notice of termination is revoked in accordance with Section 2.03. Each partial prepayment of any LC Disbursement shall be in a minimum aggregate amount of (x) in the case of any Term Benchmark LC Disbursement or RFR LC Disbursement, $1,000,000 or a larger multiple of $1,000,000 and (y) in the case of any ABR LC Disbursement, $1,000,000 or a larger multiple of $100,000, except, in each case, as necessary to apply fully the required amount of a mandatory prepayment. Reimbursements of LC Disbursements shall be accompanied by accrued interest to the extent required by Section 2.07 and shall be made in the manner specified in Section 2.04(b).
SECTION II.6. Fees.
(a)Commitment Fee. The Borrower agrees to pay to the Issuing Bank a commitment fee, which shall accrue at a rate per annum equal to 0.350% on the average daily unused amount of the then-current Commitment during the period from and including the Effective Date to but excluding the Termination Date. Commitment fees accrued through and

~~768141604.1~~768141604.3

including such Quarterly Date shall be payable within five Business Days after each Quarterly Date commencing on the first such date to occur after the Effective Date and on the Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, (i) the daily unused amount of the Commitment shall be determined as of the end of each day and (ii) the Commitment shall be deemed to be used to the extent of the LC Exposure.
(b)Letter of Credit Fees. The Borrower agrees to pay to the Issuing Bank (i) a letter of credit fee with respect to outstanding Letters of Credit, which shall accrue at a rate per annum equal to the Letter of Credit Fee Percentage on the average daily amount of LC Exposure (excluding any portion thereof attributable to outstanding and unreimbursed LC Disbursements), following receipt of an invoice from the Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date on which the Commitment terminates and the date on which the Issuing Bank ceases to have any LC Exposure (excluding any portion thereof attributable to outstanding and unreimbursed LC Disbursements), and (ii) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Letter of credit fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that, all such fees with respect to the Letters of Credit shall be payable on the Termination Date and the Borrower shall pay any such fees that have accrued and that are unpaid on the Termination Date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the Termination Date, the Borrower shall prepay on the Termination Date the full amount of the letter of credit fees that will accrue on such Letters of Credit subsequent to the Termination Date through but not including the date such outstanding Letters of Credit are scheduled to expire (and, in that connection, the Issuing Bank shall, not later than the date five (5) Business Days after the date upon which the last such Letter of Credit shall expire or be terminated, rebate to the Borrower the excess, if any, of the aggregate letter of credit fees that have been prepaid by the Borrower over the sum of the amount of such fees that ultimately accrue through the date of such expiration or termination and the aggregate amount of all other unpaid obligations hereunder at such time). Any other fees payable to the Issuing Bank pursuant to this paragraph (b) shall be payable within 10 days after demand. All letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars (or, at the election of the Borrower with respect to any fees payable on account of Letters of Credit issued by the Issuing Bank in any Foreign Currency, in such Foreign Currency) and immediately available funds, to the Issuing Bank. Fees paid shall not be refundable under any circumstances absent obvious error.

~~768141604.1~~768141604.3

SECTION II.7. Interest.
(a)Interest on ABR LC Disbursements. The outstanding and unreimbursed amount of each ABR LC Disbursement shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b)Interest on Term Benchmark LC Disbursements. The outstanding and unreimbursed amount of each Term Benchmark LC Disbursement shall bear interest at a rate per annum equal to the Adjusted Term Benchmark Rate for the related Interest Period for such LC Disbursement plus the Applicable Margin.
(c)Interest on RFR LC Disbursements. The outstanding and unreimbursed amount of each RFR LC Disbursement shall bear interest at a rate per annum equal to the Daily Simple RFR plus the Applicable Margin.
(d)Default Interest. Notwithstanding the foregoing, if any outstanding LC Disbursement is not reimbursed when due or any interest or fee is accrued and not paid when due (after giving effect to any grace periods), whether at stated maturity, by acceleration or otherwise, and the Issuing Bank has elected to increase pricing, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to (A) in the case of any outstanding LC Disbursement that is not reimbursed when due, 2% plus the rate otherwise applicable to such LC Disbursement as provided above, (B) in the case of any fees payable with respect to any Letter of Credit, 2% plus the fee otherwise applicable to such Letter of Credit as provided in Section 2.06(b), or (C) in the case of any fee (other than those described in the foregoing clause (B)) or other amount, 2% plus the rate applicable to ABR LC Disbursements as provided in paragraph (a) of this Section 2.07.
(e)Payment of Interest. Accrued interest on each LC Disbursement shall be payable in arrears on each Interest Payment Date for such LC Disbursement and upon the Termination Date in the Currency in which such LC Disbursement is denominated; provided that, (i) interest accrued pursuant to paragraph (d) of this Section 2.07 shall be payable on demand, (ii) in the event of any reimbursement (including any voluntary reimbursement) of any LC Disbursement (other than a reimbursement of an ABR LC Disbursement) prior to the Final Maturity Date, accrued interest on the principal amount reimbursed shall be payable on the date of such reimbursement and (iii) in the event of any conversion of any Term Benchmark LC Disbursement denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such LC Disbursement shall be payable on the effective date of such conversion.
(f)Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed (i) by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) on LC Disbursements denominated in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Daily Simple RFR or Adjusted Term Benchmark Rate shall be determined by the Issuing Bank in accordance with this Agreement and such determination shall be conclusive absent manifest error.

~~768141604.1~~768141604.3

SECTION II.8. Inability to Determine Interest Rates. Subject to Section 2.14, if (i) prior to the commencement of any Interest Period for any Term Benchmark LC Disbursement or (ii) at any time for a RFR LC Disbursement (the Currency of such LC Disbursement herein called the “Affected Currency”):
(i)(A) in the case of a Term Benchmark LC Disbursement, the Issuing Bank shall have determined (which determination shall be in good faith and shall be conclusive and binding upon the Borrower absent manifest error) that the Adjusted Term Benchmark Rate for the Affected Currency cannot be determined pursuant to the definition thereof or (B) in the case of a RFR LC Disbursement, the Issuing Bank shall have determined (which determination shall be in good faith and shall be conclusive and binding upon the Borrower absent manifest error) that the Daily Simple RFR for the Affected Currency cannot be determined pursuant to the definition thereof; or
(ii)(A) in the case of a Term Benchmark LC Disbursement, prior to the commencement of any Interest Period for such Term Benchmark LC Disbursement in any applicable Currency, the Issuing Bank shall have determined that the Adjusted Term Benchmark Rate for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to the Issuing Bank of making, funding or maintaining LC Disbursements for such Interest Period or (B) in the case of a RFR LC Disbursement, at any time, the Issuing Bank shall have determined that the Daily Simple RFR for the Affected Currency will not adequately and fairly reflect the cost to the Issuing Bank of making, funding or maintaining LC Disbursements;
then the Issuing Bank shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower as promptly as practicable thereafter identifying the relevant provision above. Until the Issuing Bank shall notify the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any LC Disbursement to, or the continuation of any LC Disbursement as, a Term Benchmark LC Disbursement denominated in the Affected Currency shall be ineffective and, if the Affected Currency is Dollars, such LC Disbursement (unless prepaid) shall be continued as, or converted to, an ABR LC Disbursement at the end of the applicable Interest Period, (ii) if the Affected Currency is a Foreign Currency other than Canadian Dollars, any outstanding Term Benchmark LC Disbursement or RFR LC Disbursement in the Affected Currency, at the Borrower’s election, shall (A) be converted to a Term Benchmark LC Disbursement with a Term Benchmark Rate or RFR LC Disbursement with a Daily Simple RFR, in each case, equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Issuing Bank determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such LC Disbursement shall be converted into an ABR LC Disbursement denominated in Dollars (in an amount equal to the Dollar Equivalent of such Affected Currency) immediately in the case of an RFR LC Disbursement or, in the case of a Term Benchmark LC Disbursement, at the end of the applicable Interest Period, (B) be converted into an ABR LC Disbursement denominated in Dollars (in an amount equal to the Dollar Equivalent of such Affected Currency) immediately in the case of an RFR LC Disbursement or, in the case of a Term Benchmark LC Disbursement, at

~~768141604.1~~768141604.3

the end of the applicable Interest Period, or (C) be prepaid in full immediately in the case of an RFR LC Disbursement or, in the case of a Term Benchmark LC Disbursement, at the end of the applicable Interest Period, and (iii) if the Affected Currency is Canadian Dollars, any outstanding Term Benchmark LC Disbursement in Canadian Dollars, at the Borrower’s election, shall (A) be converted to a Term Benchmark LC Disbursement denominated in Canadian Dollars with a Term Benchmark Rate equal to the Canadian Prime Rate at the end of applicable Interest Period; provided that, if the Issuing Bank determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such LC Disbursement shall be converted into an ABR LC Disbursement denominated in Dollars (in an amount equal to the Dollar Equivalent of Canadian Dollars) at the end of the applicable Interest Period, (B) be converted into an ABR LC Disbursement denominated in Dollars (in an amount equal to the Dollar Equivalent of such Affected Currency) at the end of the applicable Interest Period, or (C) be prepaid in full at the end of the applicable Interest Period;
provided that if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice or, in the case of a Term Benchmark LC Disbursement, the last day of the current Interest Period for the applicable Term Benchmark LC Disbursement, if earlier, the Borrower shall be deemed to have elected clause (ii)(A) or (iii)(A) above, as applicable.
SECTION II.9. Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Issuing Bank (except any such reserve requirement reflected in the Adjusted Term Benchmark Rate); or
(ii)impose on the Issuing Bank or the London interbank market any other condition, cost or expense (other than (A) Indemnified Taxes, (B) Other Taxes, (C) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (D) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) affecting this Agreement or LC Disbursements or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to the Issuing Bank of (x) converting to, or continuing or maintaining any Term Benchmark LC Disbursement or (y) issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon the request of the Borrower or the Issuing Bank, the Borrower will pay to the Issuing Bank in Dollars, such additional amount or amounts as will compensate the Issuing Bank for such additional costs incurred or reduction suffered (provided that, such amounts shall be consistent with amounts that the Issuing Bank is generally charging other borrowers similarly situated).

~~768141604.1~~768141604.3

(b)Capital and Liquidity Requirements. If the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Issuing Bank’s capital or on the capital of the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the LC Disbursements or the Letters of Credit issued by the Issuing Bank, to a level below that which the Issuing Bank or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Issuing Bank’s policies and the policies of the Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements), by an amount deemed to be material by the Issuing Bank, then, upon the request of the Issuing Bank, the Borrower will pay to the Issuing Bank, in Dollars, such additional amount or amounts as will compensate the Issuing Bank or the Issuing Bank’s holding company for any such reduction suffered (provided that, such amounts shall be consistent with amounts that the Issuing Bank is generally charging other borrowers similarly situated).
(c)Certificates from Issuing Bank. A certificate of the Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.09 shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Issuing Bank the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of the Issuing Bank to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Issuing Bank pursuant to this Section 2.09 for any increased costs or reductions incurred more than six months prior to the date that the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION II.10. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark LC Disbursement other than on the last day of an Interest Period therefor (including as a result of the occurrence of any Event of Default), (b) the conversion of any Term Benchmark LC Disbursement other than on the last day of an Interest Period therefor, or (c) the failure to convert, continue or reimburse any LC Disbursement on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.05(d) and is revoked in accordance herewith), then, in any such event, the Borrower shall compensate the Issuing Bank for its loss, cost and reasonable expense attributable to such event (excluding loss of anticipated profits). In the case of a Term Benchmark LC Disbursement, the loss to the Issuing Bank attributable to any such event shall be deemed to include an amount determined by the Issuing Bank to be equal to the excess, if any, of:

~~768141604.1~~768141604.3

(i)the amount of interest that the Issuing Bank would pay for a deposit equal to the principal amount of such LC Disbursement denominated in the Currency of such LC Disbursement for the period from the date of such payment, conversion or failure to the last day of the then current Interest Period for such LC Disbursement (or, in the case of a failure to convert or continue, the duration of the Interest Period that would have resulted from such conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Term Benchmark Rate for such Currency for such Interest Period, over
(ii)the amount of interest that the Issuing Bank would earn on such principal amount for such period if the Issuing Bank were to invest such principal amount for such period at the interest rate that would be bid by the Issuing Bank (or an affiliate of the Issuing Bank) for deposits denominated in such Currency from other banks in market for the applicable Term Benchmark Rate at the commencement of such period.
Payment under this Section 2.10 shall be made upon written request of the Issuing Bank delivered not later than 10 Business Days following the payment, conversion, or failure to convert, continue or prepay that gives rise to a claim under this Section 2.10 accompanied by a certificate of the Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts that the Issuing Bank is entitled to receive pursuant to this Section 2.10, which certificate shall be conclusive absent manifest error. The Borrower shall pay the Issuing Bank the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
SECTION II.11. Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Facility Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law (as determined in the good faith discretion of an applicable withholding agent); provided that if the Borrower shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) the Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Indemnification by the Borrower. The Borrower shall indemnify the Issuing Bank for and, within 10 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) paid by the Issuing Bank and any penalties, interest and reasonable expenses arising therefrom or with

~~768141604.1~~768141604.3

respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that any such Indemnified Taxes or Other Taxes arise as the result of the fraud, gross negligence or willful misconduct of the Issuing Bank. A certificate as to the amount of such payment or liability delivered to the Borrower by the Issuing Bank shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Issuing Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Bank.
(e)Tax Documentation. (i) If the Issuing Bank is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Facility Documents, Issuing Bank shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Issuing Bank, if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.11(e)(ii), 2.11(e)(iii) and 2.11(f) below) shall not be required if in the Issuing Bank’s reasonable judgment such completion, execution or submission would subject the Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Issuing Bank.
(i)Without limiting the generality of the foregoing:
(A)if the Issuing Bank is a United States Person, the Issuing Bank shall deliver to the Borrower (and such additional copies as shall be reasonably requested by the Borrower) on or prior to the date on which the Issuing Bank becomes party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), duly completed and executed copies of Internal Revenue Service Form W-9 or any successor form certifying that the Issuing Bank is exempt from U.S. federal backup withholding tax; and
(B)if the Issuing Bank is a Foreign Person, the Issuing Bank shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Issuing Bank becomes party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, but only if such Foreign Person is legally entitled to do so), whichever of the following is applicable:

~~768141604.1~~768141604.3

(w)    duly completed and executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E or any successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(x)    duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,
(y)    in the case of a Foreign Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that such Foreign Person is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (2) duly completed and executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form) certifying that the Foreign Person is not a United States Person, or
(z)    any other form including Internal Revenue Service Form W-8IMY as applicable prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
(i)In addition, the Issuing Bank shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by the Issuing Bank; provided it is legally able to do so at the time. The Issuing Bank shall promptly notify the Borrower at any time the chief tax officer of the Issuing Bank (or such other person so responsible) becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).
(f)Documentation Required by FATCA. If a payment made to the Issuing Bank under this Agreement would be subject to withholding Tax imposed by FATCA if the Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Issuing Bank shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA or to determine the amount to deduct and withhold

~~768141604.1~~768141604.3

from such payment. Solely for purposes of this Section 2.11(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)Treatment of Certain Refunds. If the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, the Borrower, upon the request of the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Issuing Bank in the event the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Issuing Bank be required to pay any amount to the Borrower pursuant to this clause (g), the payment of which would place the Issuing Bank in a less favorable net after-Tax position than such Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
SECTION II.12. Payments Generally.
(a)Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of interest, fees or reimbursement of LC Disbursements, or under Section 2.09, 2.10 or 2.11 or otherwise) or under any other Facility Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Issuing Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Issuing Bank at the Issuing Bank’s Account, except as otherwise expressly provided in the relevant Facility Document and except payments pursuant to Section 8.03, which shall be made directly to the Persons entitled thereto. The Issuing Bank shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
All amounts owing under this Agreement (including commitment fees, payments required under Section 2.09, and payments required under Section 2.10 relating to any LC Disbursement denominated in Dollars, but not including any reimbursement or Cash Collateralization of any relevant portion of the LC Exposure denominated in any Foreign

~~768141604.1~~768141604.3

Currency, any interest on any outstanding LC Disbursements denominated in any Foreign Currency or payments under Section 2.10 relating to any LC Disbursement denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Facility Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to reimburse any LC Disbursement when due (whether at stated maturity, by acceleration, by mandatory reimbursement or otherwise), the unpaid portion of such LC Disbursement shall, if such LC Disbursement is not denominated in Dollars, automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any LC Disbursement that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.
Notwithstanding the foregoing provisions of this Section 2.12, if, after the issuance of any Letter of Credit denominated in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of Currency in which the Letter of Credit was issued (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Issuing Bank in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.
(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Issuing Bank to pay fully all amounts of outstanding and unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees, and (ii) second, to pay outstanding and unreimbursed LC Disbursements then due hereunder.
SECTION II.13. Mitigation Obligations. If the Issuing Bank requests compensation under Section 2.09, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to the Issuing Bank or any Governmental Authority for the account of the Issuing Bank pursuant to Section 2.11, then, at the request of the Borrower, the Issuing Bank shall use reasonable efforts to designate a different lending office for issuing Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the reasonable judgment of the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject the Issuing Bank to any cost or expense not actually reimbursed or required to be reimbursed, by the Borrower and would not otherwise be disadvantageous to the Issuing Bank. The Borrower hereby agrees to pay all reasonable costs

~~768141604.1~~768141604.3

and expenses incurred by the Issuing Bank in connection with any such designation or assignment.
SECTION II.14. Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for a Currency, then (x) if a Benchmark Replacement for the Term SOFR Reference Rate is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date or a Benchmark Replacement for the Term CORRA Reference Rate is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~2~~3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for such Currency for all purposes hereunder and under any other Facility Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to other parties hereto without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document. If the Benchmark Replacement is Daily Simple SOFR or Daily Simple CORRA, all interest payments will be payable on a monthly or quarterly basis as determined by the Issuing Bank and the Borrower.
(a)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Issuing Bank (after consulting with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.
(b)Notices; Standards for Decisions and Determinations. The Issuing Bank will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Issuing Bank will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Issuing Bank pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or

~~768141604.1~~768141604.3

their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.14.
(c)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark for a Currency is a term rate (including the Term SOFR Reference Rate, the Term CORRA Reference Rate or the Adjusted Term Benchmark Rate) and either (A) any tenor for such Benchmark for such Currency is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Issuing Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark for such Currency is not or will not be representative, then the Issuing Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings for such Currency at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark for such Currency (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark for such Currency (including a Benchmark Replacement), then the Issuing Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings for such Currency at or after such time to reinstate such previously removed tenor.
(d)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) in the case of a request for a continuation or conversion in Dollars, the Borrower will be deemed to have converted such request into a request for a conversion to an ABR LC Disbursement at the end of the applicable Interest Period, (ii) in the case of a continuation of, a Term Benchmark LC Disbursement other than in Dollars or Canadian Dollars, or an RFR Disbursement, at the Borrower’s election shall (A) be converted to a Term Benchmark LC Disbursement with a Term Benchmark Rate or RFR LC Disbursement with a Daily Simple RFR, in each case, equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Issuing Bank determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such LC Disbursement shall be converted into an ABR LC Disbursement denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR LC Disbursement or, in the case of a Term Benchmark LC Disbursement, at the end of the applicable Interest Period, (B) be converted into an ABR LC Disbursement denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR LC Disbursement or, in the case of a Term Benchmark LC Disbursement, at the end of the applicable Interest Period, or (C) be prepaid in full immediately in the case of an RFR LC Disbursement or, in the case of a Term Benchmark LC Disbursement, at the end of the applicable Interest Period, and (iii) in the case of a request for, or continuation of, a Term Benchmark LC Disbursement in Canadian Dollars, at the Borrower’s election, such request shall (A) be converted to a Term Benchmark LC Disbursement denominated in Canadian Dollars with

~~768141604.1~~768141604.3

a Term Benchmark Rate equal to the Canadian Prime Rate at the end of applicable Interest Period; provided that, if the Issuing Bank determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such LC Disbursement shall be converted into an ABR LC Disbursement denominated in Dollars (in an amount equal to the Dollar Equivalent of Canadian Dollars) at the end of the applicable Interest Period, (B) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of Canadian Dollars) at the end of the applicable Interest Period, or (C) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice or, in the case of a Term Benchmark LC Disbursement, the last day of the current Interest Period for the applicable Term Benchmark LC Disbursement, if earlier, the Borrower shall be deemed to have elected clause (ii)(A) or (iii)(A) above, as applicable. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
SECTION II.15. Defaulting Issuing Bank. Notwithstanding anything to the contrary contained in this Agreement or any other Facility Document, if the Issuing Bank becomes a Defaulting Issuing Bank, then, until such time as the Issuing Bank is no longer a Defaulting Issuing Bank, to the extent permitted by applicable law, no Defaulting Issuing Bank shall be entitled to receive any fee pursuant to Sections 2.06(a) and (b) for any period during which the Issuing Bank is a Defaulting Issuing Bank (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to the Issuing Bank).
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Issuing Bank that:
SECTION III.1. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.
SECTION III.2. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Facility Documents when executed and delivered by each Obligor party thereto will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance

~~768141604.1~~768141604.3

with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION III.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any applicable Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to this Agreement or the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Obligor or any order of any Governmental Authority applicable to the Borrower or any other Obligor, or their respective property, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to this Agreement or the Security Documents, will not result in the creation or imposition of any Lien (other than Liens permitted by Section 6.02) on any asset of the Borrower or any other Obligor.
SECTION III.4. Financial Condition; No Material Adverse Effect.
(a)Financial Statements. The Borrower has heretofore delivered to the Issuing Bank the audited consolidated balance sheet, statement of operations, changes in net assets, cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries as of and for the year ended December 31, 2021. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.
(b)No Material Adverse Change. Since the date of the most recent Applicable Financial Statements, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION III.5. Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions (other than any action brought by the Borrower against a Defaulting Issuing Bank).
SECTION III.6. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. None of

~~768141604.1~~768141604.3

the Obligors is subject to any contract or other arrangement, the performance of which by them could reasonably be expected to result in a Material Adverse Effect.
SECTION III.7. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION III.8. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION III.9. Disclosure. As of the Effective Date, the Borrower has disclosed in its public filings or delivered to the Issuing Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that if terminated prior to its term, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than projected financial information, other forward looking information and information of a general economic or general industry nature or information relating to third parties that, for the avoidance of doubt, are not Affiliates) furnished by or on behalf of the Borrower to the Issuing Bank in connection with the negotiation of this Agreement and the other Facility Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken together with the Borrower’s public filings and as a whole (and after giving effect to all updates, modifications and supplements) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed in good faith to be reasonable at the time of the preparation thereof (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of the Borrower’s control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material).
SECTION III.10. Investment Company Act; Margin Regulations.
(a)Status as Business Development Company. The Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

~~768141604.1~~768141604.3

(b)Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the issuance of Letters of Credit hereunder, the application of the proceeds of the Letters of Credit and reimbursement of LC Disbursements by the Borrower and the consummation of the Transactions contemplated by the Facility Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Borrower and its Subsidiaries.
(c)Investment Policies. The Borrower is in compliance in all respects with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(d)Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of law; provided that in no event shall any Margin Stock be included in the Collateral Pool.
SECTION III.11. Material Agreements and Liens.
(a)Material Agreements. Part A of Schedule 3.11 hereto is a complete and correct list, as of the Effective Date, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowed money or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money by, the Borrower or any other Obligor outstanding on the date hereof and not otherwise publicly disclosed in an aggregate principal amount in excess of $5,000,000 (in each case, other than (x) Indebtedness hereunder and (y) any such agreement or arrangement that is between or among an Obligor and any other Obligor), and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement, in each case, as of the Effective Date, is correctly described in Part A of Schedule 3.11 hereto.
(b)Liens. Part B of Schedule 3.11 hereto is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness of any Person outstanding on the Effective Date (other than Indebtedness hereunder or under any other Facility Document) covering any property of the Borrower or any of the Subsidiary Guarantors, and the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Effective Date is correctly described in Part B of Schedule 3.11hereto.
SECTION III.12. Subsidiaries and Investments.
(a)Subsidiaries. Set forth on Schedule 3.12(a) hereto is a list of the Borrower’s Subsidiaries as of the Effective Date.

~~768141604.1~~768141604.3

(b)Investments. Set forth on Schedule 3.12(b) hereto is a complete and correct list, as of the Effective Date, of all Investments (other than Investments of the types referred to in clauses (b), (c), (d) and (g) of Section 6.04) held by the Borrower or any of the Subsidiary Guarantors in any Person on the Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 3.12 hereto as of the Effective Date, each of the Borrower and any of the Subsidiary Guarantors owns, free and clear of all Liens (other than Liens created pursuant to this Agreement or the Security Documents, other Permitted Liens and Liens permitted under Section 6.02(i)), all such Investments as of such date.
SECTION III.13. Properties.
(a)Title Generally. Each of the Borrower and the Subsidiary Guarantors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Intellectual Property. Each of the Borrower and its Subsidiaries (other than any Financing Subsidiary) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries (other than any Financing Subsidiary) does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION III.14. Sanctions.
(a)None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective directors, officers or authorized signors, (i) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to, or the subject or target of, the limitations or prohibitions (collectively “Sanctions”) under (A) any U.S. Department of Treasury’s Office of Foreign Assets Control or U.S. Department of State regulation or executive order or (B) any international economic sanction administered or enforced by the United Nations Security Council, His Majesty’s Treasury or the European Union or (ii) is located, organized or resident in a Sanctioned Country.
(b)The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and investment advisors with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower, its Subsidiaries and to the knowledge of the Borrower, their respective employees, officers, directors and agents (acting on their behalf), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
SECTION III.15. Patriot Act. Each of the Borrower and its Subsidiaries is in compliance, to the extent applicable with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31

~~768141604.1~~768141604.3

CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Letters of Credit will be used, directly or, to the knowledge of a Responsible Officer of the Borrower, indirectly, for any payments to (i) any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation by the Borrower or its Subsidiaries of the United States Foreign Corrupt Practices Act of 1977, as amended, or in material violation of US or UK regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (collectively, the “Anti-Corruption Laws”) or (ii) any Person for the purpose of financing the activities of any Person, at the time of such financing (A) subject to, or the subject of, any Sanctions or (B) located, organized or resident in a Sanctioned Country, in each case as would result in a violation of Sanctions.
SECTION III.16. Collateral Documents. The provisions of the Security Documents are effective to create in favor of the Issuing Bank a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the Borrower and each Subsidiary Guarantor in the Collateral described therein, except for any failure that would not constitute an Event of Default under clause (n) of Article VII. Except for filings completed on or prior to the Effective Date or as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for the failure to make any filing or take any other action that would not constitute an Event of Default under clause (n) of Article VII.
SECTION III.17. EEA Financial Institutions. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.
ARTICLE IV

CONDITIONS
SECTION IV.1. Effective Date. The effectiveness of this Agreement and of the obligations of the Issuing Bank to issue Letters of Credit and make LC Disbursements hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived by the Issuing Bank in writing):
(a)Documents. The Issuing Bank shall have received each of the following documents, each of which shall be satisfactory to the Issuing Bank in form and substance:
(i)Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Issuing Bank (which may include telecopy or electronic (e.g. pdf) transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

~~768141604.1~~768141604.3

(ii)Opinion of Counsel to the Obligors. A favorable written opinion (addressed to the Issuing Bank and dated the Effective Date) of Dechert LLP, New York counsel for the Borrower (and the Borrower hereby instructs such counsel to deliver such opinion to the Issuing Bank).
(iii)Corporate Documents. Such documents and certificates as the Issuing Bank or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions.
(iv)Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, the Chief Executive Officer, a Vice President or a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02.
(v)Guarantee and Security Agreement. The Guarantee and Security Agreement, duly executed and delivered by each of the parties to the Guarantee and Security Agreement.
(vi)Borrowing Base Certificate. A Borrowing Base Certificate showing a calculation of the Borrowing Base and the Aggregate Portfolio Balance as of the Effective Date with the Value of each Portfolio Investment determined as of November 30, 2022.
(b)Liens. The Issuing Bank shall have received results of a recent lien search in each relevant jurisdiction with respect to the Borrower and the Subsidiary Guarantors, confirming that each financing statement in respect of the Liens in favor of the Issuing Bank created pursuant to the Security Documents is otherwise prior to all other financing statements or other interests reflected therein (other than any financing statement or interest in respect of liens permitted under Section 6.02 or Liens to be discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Issuing Bank). All UCC financing statements and similar documents required to be filed in order to create in favor of the Issuing Bank, a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the Uniform Commercial Code) shall have been properly filed in each jurisdiction required (or arrangements for such filings acceptable to the Issuing Bank shall have been made).
(c)Consents. The Borrower shall have obtained and delivered to the Issuing Bank certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the Subsidiary Guarantors in connection with the Transactions and any transaction being financed with the proceeds of the Letters of Credit, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Letters of Credit shall be ongoing.

~~768141604.1~~768141604.3

(d)Fees and Expenses. Subject to Section 8.03(a) hereof, the Borrower shall have paid in full to the Issuing Bank all fees and expenses related to the Facility Documents (including the fees set forth in the Fee Letter) owing on the Effective Date.
(e)Patriot Act. The Issuing Bank shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
(f)Other Documents. The Issuing Bank shall have received such other documents as the Issuing Bank may reasonably request in form and substance reasonably satisfactory to the Issuing Bank.
SECTION IV.2. Each Credit Event. The obligation of the Issuing Bank to issue, amend, renew or extend any Letter of Credit or to make any LC Disbursement, is additionally subject to the satisfaction of the following conditions:
(a)the representations and warranties of the Borrower set forth in this Agreement and in the other Facility Documents shall be true and correct in all material respects (or, in the case of any portion of any representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit or making of any LC Disbursement, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;
(b)at the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit or the making of any LC Disbursement, no Default shall have occurred and be continuing;
(c)either (i) the aggregate Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base reflected on the Borrowing Base Certificate most recently delivered to the Issuing Bank or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base after giving effect to such extension of credit as well as any concurrent acquisitions of Investments, any reimbursement of any LC Disbursements or any reimbursement of any Other Permitted LC Facility LC Disbursements at such time;
(d)either (i) the Aggregate Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Aggregate Portfolio Balance reflected on the Borrowing Base Certificate most recently delivered to the Issuing Bank or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Aggregate Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Aggregate Portfolio Balance after giving effect to such extension of credit as well as any concurrent acquisitions of Investments, reimbursement of any LC Disbursements or payment of outstanding Aggregate

~~768141604.1~~768141604.3

Other Covered Indebtedness or any other Indebtedness that is included in the Aggregate Covered Debt Amount at such time; and
(e)with respect to the initial issuance of a Letter of Credit hereunder, (i) the Collateral Account shall be subject to an account control agreement, in form and substance reasonably acceptable to the Issuing Bank and duly executed and delivered by the Borrower, the Issuing Bank and State Street Bank and Trust Company or such other financial institution that is selected by the Borrower and approved by the Issuing Bank (acting in a commercially reasonable manner and in good faith) and (ii) the Borrower shall have delivered to the Issuing Bank a favorable written opinion of counsel for the Borrower, in form and substance reasonably acceptable to the Issuing Bank, addressing customary security interest matters.
Each issuance, amendment, renewal or extension of a Letter of Credit or making of any LC Disbursement shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitment has expired or been terminated and all interest and fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, been terminated, Cash Collateralized or backstopped and all outstanding LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Issuing Bank that:
SECTION V.1. Financial Statements and Other Information. The Borrower will furnish to the Issuing Bank:
(a)within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet, statement of operations, changes in net assets, cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (except as disclosed therein); provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Issuing Bank the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet, statement of operations, changes in net assets and cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, statement of operations, changes in net assets and cash flows and schedule of investments, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a

~~768141604.1~~768141604.3

Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied, subject to year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Issuing Bank the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;
(c)concurrently with any delivery of financial statements under clause (a) or (b) of this Section 5.01, a certificate of a Financial Officer of the Borrower (i)  certifying as to whether the Borrower has knowledge that a Default has occurred during the applicable period and, if a Default has occurred (or has occurred and is continuing from a prior period), specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04 and 6.07 and (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date (but only if the Borrower has not previously reported such change to the Issuing Bank and if such change has had a material effect on the financial statements) and, if any such change has occurred, specifying the effect (unless such effect has been previously reported) as determined by the Borrower of such change on the financial statements accompanying such certificate; provided that the requirements set forth in this clause (c)(iii) may be fulfilled by providing to the Issuing Bank the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;
(d)as soon as available and in any event not later than 20 days after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, a Borrowing Base Certificate as at the last day of such accounting period;
(e)promptly but no later than five Business Days after any Responsible Officer of the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency or Aggregate Portfolio Deficiency, a Borrowing Base Certificate as at the date such Responsible Officer of the Borrower has knowledge of such Borrowing Base Deficiency or Aggregate Portfolio Deficiency indicating the amount of the Borrowing Base Deficiency or Aggregate Portfolio Deficiency, as applicable, as at the date such Responsible Officer of the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency or Aggregate Portfolio Deficiency, as applicable, as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph (e);
(f)promptly upon receipt thereof copies of all significant reports submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or Board of Directors of the Borrower;
(g)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to all stockholders filed by the Borrower or any of the Subsidiary Guarantors with the SEC, or any Governmental Authority

~~768141604.1~~768141604.3

succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;
(h)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Facility Documents, as the Issuing Bank may reasonably request, including such documents and information requested by the Issuing Bank that are reasonably required in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and procedures; and
(i)concurrently with the delivery of each Borrowing Base Certificate under clause (d) of this Section 5.01, (i) a list of each Portfolio Investment securing or purporting to secure any Other Permitted LC Facility, and each deposit account or securities account over which the issuing bank with respect to any Other Permitted LC Facility has or purports to have a perfected security interest and (ii) solely to the extent that SMBC or any of its Affiliates is neither the RCF Administrative Agent nor the Collateral Agent (as defined in the RCF Credit Agreement), a list of each Portfolio Investment securing or purporting to secure the RCF Indebtedness, and each deposit account or securities account over which the Collateral Agent (as defined in the RCF Credit Agreement) has or purports to have a perfected security interest.
(j)Notwithstanding anything to the contrary herein, the requirements to deliver documents set forth in Sections 5.01(a), (b) and (g) will be fulfilled by filing by the Borrower of the applicable documents for public availability on the SEC’s Electronic Data Gathering and Retrieval system; provided that, the Borrower shall notify the Issuing Bank (by telecopier or electronic mail) of the posting of any such documents.
(k)Notwithstanding anything to the contrary herein, solely to the extent that SMBC or any of its Affiliates is the RCF Administrative Agent, (i) the requirements by the Borrower to deliver the information, notices, certificates, and/or documents under this Agreement (including, without limitation, this Section 5.01) shall be fulfilled by delivery of the same to the RCF Administrative Agent in accordance with the RCF Credit Agreement, and (ii) any approval, consent and/or waiver granted by the RCF Administrative Agent in its sole discretion or SMBC, in its capacity as a Lender under and as defined in the RCF Credit Agreement, in each case, shall be deemed to be constitute an approval, consent and/or waiver, as applicable, with respect to the same event or request under this Agreement.
SECTION V.2. Notices of Material Events. The Borrower will furnish to the Issuing Bank prompt written notice upon any Responsible Officer obtaining actual knowledge of the following:
(a)the occurrence of any Default (unless the Borrower first became aware of such Default from a notice delivered by the Issuing Bank), provided that if such Default is subsequently cured within the time periods set forth herein, the failure to provide notice of such Default shall not itself result in a Default or an Event of Default hereunder;

~~768141604.1~~768141604.3

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred after the Effective Date, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000; and
(d)any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower or any of its Subsidiaries) that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION V.3. Existence: Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION V.4. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including income tax and other material tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
SECTION V.5. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted unless the failure to so keep and maintain could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION V.6. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP in all material respects. The Borrower will, and will cause each other

~~768141604.1~~768141604.3

Obligor to, permit any representatives designated by the Issuing Bank, upon reasonable prior notice to the Borrower, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records (but only to the extent the applicable Obligor is not prohibited from disclosing such information or providing access to such information pursuant to applicable law or an agreement such Obligor entered into with a third party (other than an Affiliate) in the ordinary course of its business), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, solely related to the Obligors and to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that, (i) the Borrower or such other Obligor shall be entitled to have its representatives and advisors present during any inspection of its books and records and during any discussion with its independent accountants and independent auditors and (ii) unless an Event of Default shall have occurred and be continuing, the Borrower’s obligation to reimburse any costs and expenses incurred by the Issuing Bank in connection with any such inspections shall be limited to one inspection per calendar year.
SECTION V.7. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all material respects with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC thereunder. The Borrower shall maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and investment advisors with Anti-Corruption Laws and applicable Sanctions in all material respects.
SECTION V.8. Certain Obligations Respecting Subsidiaries; Further Assurances.
(a)Subsidiary Guarantors. The Borrower may elect for any Subsidiary (other than a Financing Subsidiary, a Foreign Subsidiary or a Subsidiary of a Foreign Subsidiary) to become a Subsidiary Guarantor at any time and, in the event that any Subsidiary (other than a Financing Subsidiary, a Foreign Subsidiary, an Immaterial Subsidiary or a Subsidiary of a Foreign Subsidiary) guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Material Indebtedness for which an Obligor is a borrower or guarantor, the Borrower will within thirty (30) days thereof (or such longer period as shall be reasonably agreed by the Issuing Bank) cause such Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (unless waived by the Issuing Bank) and other documents as is consistent with those delivered by the Borrower

~~768141604.1~~768141604.3

pursuant to Section 4.01 upon the Effective Date or as the Issuing Bank shall have reasonably requested.
(b)Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries that is an Obligor to, take such action from time to time as shall be necessary to ensure that such Subsidiary is a wholly owned Subsidiary; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.04, so long as after giving effect to such permitted transaction each of the remaining Subsidiaries of the Borrower is a wholly-owned Subsidiary.
(c)Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Issuing Bank to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Issuing Bank: (i) to create, in favor of the Issuing Bank, perfected security interests and Liens in the Collateral; provided that, any such security interest or Lien shall be subject to the relevant requirements of the Security Documents, (ii) in the case of any Investment consisting of a Bank Loan (as defined in Section 5.13) that is part of the Collateral that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and a Financing Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) to cause such Financing Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation not acquired from an Obligor) in such underlying loan documents and the extensions of credit thereunder and (y) to ensure that all amounts owing to such Obligor or Financing Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party directly to the administrative agent under such underlying loan documents or separate accounts of such Obligor and such Financing Subsidiary, (iii) in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan that is part of the Collateral but does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, to ensure that all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity and (iv) to cause the closing sets and all executed amendments, consents, forbearances and other modifications and assignment agreements relating to any Investment in the Collateral Account and any other documents relating to any Investment in the Collateral Account requested by the Issuing Bank, in each case, to be held by the Issuing Bank or a custodian pursuant to the terms of a custodian agreement reasonably satisfactory to the Issuing Bank; provided that, for the avoidance of doubt, this clause (iv) shall not apply to any item of Collateral that is required to be Delivered (as such term is used in and to the extent required under Section 7.01(a) of the Guarantee and Security Agreement).
SECTION V.9. Use of Proceeds. The Borrower will use the proceeds of the Letters of Credit to fund amounts due under the unfunded portion of committed Portfolio

~~768141604.1~~768141604.3

Investments; provided that, the Issuing Bank shall not have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Letter of Credit will be used in violation of (a) applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in violation of applicable law or (b) Section 3.15. No Margin Stock shall be included in the Collateral Pool.
SECTION V.10. Status of RIC and BDC. As of the Effective Date, the Borrower is treated as a RIC under the Code, the Borrower shall at all times thereafter, subject to applicable grace periods set forth in the Code, maintain its status as a RIC under the Code. The Borrower shall at all times maintain its status as a “business development company” under the Investment Company Act.
SECTION V.11. Investment Policies. The Borrower shall at all times be in compliance in all material respects with its Investment Policies (after giving effect to any Permitted Policy Amendments).
SECTION V.12. Portfolio Valuation and Diversification Etc.
(a)Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment to an Industry Classification Group. To the extent that the Borrower determined that any Portfolio Investment is not adequately correlated with the risks of other Portfolio Investments in an Industry Classification Group, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of any adequate correlation, the Borrower shall be permitted, upon prior notice to the Issuing Bank, to create up to three additional industry classification groups for purposes of this Agreement.
(b)Portfolio Valuation Etc.
(i)Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.
(ii)Determination of Values. For the purposes of this Agreement and not to be required to be utilized for any other purpose (including, for the avoidance of doubt, the Borrower’s financial statements, valuations required under the Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurement (ASC 820) or valuations required under the Investment Company Act), the Borrower will

~~768141604.1~~768141604.3

conduct reviews of the value to be assigned to each of its Portfolio Investments as follows:
(A)Quoted Investments - External Review. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available (each, a “Quoted Investment”), the Borrower shall, not less frequently than once each calendar week (to the extent that there is any LC Exposure that is outstanding during such calendar week), determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):
(w)    in the case of public and 144A securities, the average of the bid prices as determined by two Approved Dealers selected by the Borrower,
(x)    in the case of bank loans, the bid price as determined by one Approved Dealer selected by the Borrower,
(y)    in the case of any Quoted Investment traded on an exchange, the closing price for such Quoted Investment most recently posted on such exchange, and
(z)    in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service selected by the Borrower; and
(B)Unquoted Investments- External Review. With respect to Portfolio Investment for which market quotations are not readily available (each, an “Unquoted Investment”), the Board of Directors of the Borrower shall determine the fair market value of such Unquoted Investment; provided, however, that, as of the last day of the third fiscal quarter following the Effective Date and each fiscal quarter end thereafter (each, a “Testing Quarter”) and to the extent that there is any LC Exposure that is outstanding during the relevant Testing Period, the Borrower shall have caused Approved Third-Party Appraisers, during the twelve month period ending on such day, to have assisted the Board of Directors of the Borrower in determining the fair market value of (x) Unquoted Investments that (I) are included in the Collateral Pool and (II) have an aggregate Value equal to 50% or more of the Collateral Pool, in each case, as of such day and (y) each Unquoted Investment with a Value that is equal to or greater than 5% of the Collateral Pool as of such day; provided that the Value of any such Unquoted Investment acquired during a Testing Quarter shall be deemed to be equal to the cost of such Unquoted Investment until such time as the fair market value of such Unquoted Investment is determined in accordance with the foregoing provisions of this sub-clause (B) as at the last day of such Testing Quarter with respect to such Portfolio Investment.

~~768141604.1~~768141604.3

(C)Internal Review. To the extent that there is any LC Exposure that is outstanding during the relevant calendar week, the Borrower shall conduct internal reviews of all Portfolio Investments at least once each calendar week which shall take into account any events of which any Responsible Officer of the Borrower has knowledge that materially adversely affect the aggregate value of the Portfolio Investments. If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 5.12(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Sections 5.12(b)(ii)(A) and (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof; provided that, the Value of any Portfolio Investment of the Borrower and its Subsidiaries shall be increased by the net unrealized gain as at the date such Value is determined of any Hedging Agreement entered into to hedge risks associated with such Portfolio Investment and reduced by the net unrealized loss as at such date of any such Hedging Agreement (such net unrealized gain or net unrealized loss, on any date, to be equal to the aggregate amount receivable or payable under the related Hedging Agreement if the same were terminated on such date).
(D)Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing sub-clause (A), (B) or (C), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero for purposes of the Borrowing Base and Aggregate Portfolio Balance until such time as the value of such Portfolio Investment is otherwise determined or reviewed, as applicable, in accordance herewith.
(E)Testing of Values.
(x)    For the second calendar month immediately following the end of each fiscal quarter commencing with the quarter ending March 31, 2023 (the last such fiscal quarter is referred to herein as, the “Testing Period”) and to the extent that there is any LC Exposure that is outstanding during any such Testing Period, the Issuing Bank shall cause an Approved Third-Party Appraiser selected by the Issuing Bank to value such number of Unquoted Investments (selected by the Issuing Bank) that collectively have an aggregate Value approximately equal to the Calculation Amount; provided that, if SMBC or any of its Affiliates is the RCF Administrative Agent, (1) in no event shall an Approved Third-Party Appraiser selected by the Issuing Bank hereunder value any Unquoted Investment if such Unquoted Investment has been valued by an Approved Third-Party Appraiser (as defined in the RCF Credit Agreement) selected by the RCF Administrative Agent for the current Testing Period and (2) if an Unquoted Investment that is included in the Borrowing Base is valued by an Approved Third-Party selected by the RCF Administrative Agent Appraiser (as defined in the RCF Credit Agreement) under the RCF Credit

~~768141604.1~~768141604.3

Agreement, such Unquoted Investment shall be deemed valued by an Approved Third-Party Appraiser selected by the Issuing Bank hereunder for the purposes of determining the “Calculation Amount” hereunder. The Issuing Bank agrees to notify the Borrower of the Unquoted Investments selected by the Issuing Bank to be tested in each Testing Period. If there is a difference between the Borrower’s valuation and the Approved Third-Party Appraiser’s valuation of any Unquoted Investment, the Value of such Unquoted Investment for Borrowing Base purposes shall be established as set forth in sub-clause (F) below.
(y)    For the avoidance of doubt, the valuation of any Approved Third-Party Appraiser selected by the Issuing Bank would not be as of, or delivered at, the end of any fiscal quarter. Any such valuation would be as of the end of the second month immediately following any fiscal quarter and would be reflected in the Borrowing Base Certificate for such month (provided that, such Approved Third-Party Appraiser delivers such valuation at least seven Business Days before the 20th day after the end of the applicable monthly accounting period and, if such valuation is delivered after such time, it shall, subject to clause (F) below, be included in the Borrowing Base Certificate for the following monthly period and applied to the then applicable balance of the related Portfolio Investment). For illustrative purposes, if the given fiscal quarter is the fourth quarter ending on December 31, 2022, then (A) the Issuing Bank would initiate the testing of Values (using the December 31, 2022 Values) for purposes of determining the scope of the testing under clause (E)(x) during the month of February with the anticipation of receiving the valuations from the applicable Approved Third-Party Appraiser(s) on or after February 28, 2023 and (B)(xx) if such valuations were received before the seventh Business Day before March 20, 2023, such valuations would be included in the March 20, 2023 Borrowing Base Certificate covering the month of February, or (yy) if such valuations were received after such time, they would, subject to clause (F) below, be included in the April 20, 2023 Borrowing Base Certificate for the month of March.
For the avoidance of doubt, all calculations of value pursuant to this Section 5.12(b)(ii)(E) shall be determined without application of the Advance Rates.
(F)Valuation Dispute Resolution. Notwithstanding the foregoing, the Issuing Bank shall at any time have the right to request, in its reasonable discretion, any Unquoted Investment with a value determined pursuant to Section 5.12(b)(ii) to be independently valued by an Approved Third-Party Appraiser selected by the Issuing Bank. There shall be no limit on the number of such appraisals requested by the Issuing Bank in its reasonable discretion; provided that, (i) any appraisal shall be conducted in a manner that is not disruptive to the

~~768141604.1~~768141604.3

Borrower’s business and (ii) the values determined by any appraisal shall be treated as confidential information by the Issuing Bank and shall be deemed to be “Information” hereunder and subject to Section 8.13 hereof. Subject to Section 8.03(a), the reasonable and documented out-of-pocket costs of any such valuation shall be at the expense of the Borrower. The Issuing Bank shall notify the Borrower of its receipt of results from an Approved Third-Party Appraiser of any appraisal and provide a copy of the results and any related reports to the Borrower. If the difference between the Borrower’s valuation pursuant to Section 5.12(b)(ii)(B) and the valuation of any Approved Third-Party Appraiser selected by the Issuing Bank pursuant to Section 5.12(b)(ii)(E) or (F) is (1) less than 5% of the Borrower’s value thereof, then the Borrower’s valuation shall be used, (2) between 5% and 20% of the Borrower’s value thereof, then the valuation of such Portfolio Investment shall be the average of the value determined by the Borrower and the value determined by the Approved Third-Party Appraiser retained by the Issuing Bank and (3) greater than 20% of the Borrower’s value thereof, then the Borrower and the Issuing Bank shall select an additional Approved Third-Party Appraiser and the valuation of such Portfolio Investment shall be the average of the three valuations (with the Issuing Bank’s Approved Third-Party Appraiser’s valuation to be used until the third valuation is obtained).
(iii) Generally Applicable Valuation Provisions.
(A)Each Approved Third-Party Appraiser (whether selected by the Borrower or the Issuing Bank) shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors. Other procedures relating to the valuation will be reasonably agreed upon by the Issuing Bank and the Borrower.
(G)For the avoidance of doubt, subject to Section 5.12(b)(ii)(B) the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently required to be determined in good faith in accordance with this Section 5.12.
(H)The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by the Borrower for any other purposes, including, without limitation, the delivery of financial statements or valuations required under ASC820 or the Investment Company Act or otherwise.
(I)The Issuing Bank shall notify the Borrower of its receipt of the final results of any such test promptly upon its receipt thereof and shall provide a copy of such results and the related report to the Borrower promptly upon the Borrower’s request.

~~768141604.1~~768141604.3

(J)The Issuing Bank acknowledges that it may be required to enter into a non-reliance letter, confidentiality agreement or similar agreement requested or required by a proposed appraiser to allow the Issuing Bank to review any written valuation report. Notwithstanding anything to the contrary contained herein, there shall be no requirement to disclose any portion of any report submitted by an Approved Third-Party Appraiser without such a non-reliance letter if such non-reliance letter is required by such Approved Third-Party Appraiser as a condition to such disclosure.
(c)RIC Diversification Requirements. The Borrower will, on a consolidated basis and at all times, subject to applicable grace periods set forth in the Code, comply with the portfolio diversification requirements set forth in the Code applicable to RICs, to the extent applicable.
SECTION V.13. Calculation of Borrowing Base. For purposes of this Agreement, (i) the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment in the Collateral Pool (excluding any Cash Collateral held by the Issuing Bank pursuant to Section 2.01(i)) and (ii) “Aggregate Portfolio Balance” shall, subject to the last sentence in Section 5.12(b)(ii)(F), be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment of the Obligors (excluding any Cash Collateral held by the Issuing Bank pursuant to Section 2.01(i)); provided that:
(a)the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments in a consolidated group of corporations or other entities (collectively, a “Consolidated Group”), in accordance with GAAP, that exceeds 7.5% of the Borrowing Base or Aggregate Portfolio Balance, as applicable, shall be 50% of the Advance Rate otherwise applicable;
(b)the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of all issuers in a Consolidated Group exceeding 15% of the Borrowing Base or Aggregate Portfolio Balance, as applicable, shall be 0%;
(c)the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments in any single Industry Classification Group that exceeds 25% of Shareholders’ Equity of the Borrower (which for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%;
(d)solely in the case of the calculation of the “Borrowing Base”, no Portfolio Investment may be included in the Borrowing Base unless the Issuing Bank maintains a first priority, perfected Lien (subject to Permitted Liens) on such Portfolio Investment and such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Issuing Bank, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein;

~~768141604.1~~768141604.3

(e)the portion of the Aggregate Portfolio Balance attributable to Performing Non-Cash Pay High Yield Securities, Performing Non-Cash Pay Mezzanine Investments, Equity Interests and Non-Performing Portfolio Investments shall not exceed 15%;
(f)the portion of the Aggregate Portfolio Balance attributable to Equity Interests shall not exceed 10% (it being understood that in no event shall Equity Interests of Financing Subsidiaries be included in the Aggregate Portfolio Balance);
(g)the portion of the Aggregate Portfolio Balance attributable to Non-Performing Portfolio Investments shall not exceed 10% and the portion of the Aggregate Portfolio Balance attributable to Portfolio Investments that were Non-Performing Portfolio Investments at the time such Portfolio Investments were acquired shall not exceed 5%; and
(h)the portion of the Borrowing Base and Aggregate Portfolio Balance attributable to Portfolio Investments invested outside the United States, Canada, the United Kingdom, Ireland, Australia, Germany, France, Belgium, the Netherlands, Luxembourg, Switzerland, Denmark, Finland, Norway, Sweden and Israel shall not exceed 5% without the consent of the Issuing Bank.
To the extent any Portfolio Investment is required to be removed from the Borrowing Base or Aggregate Portfolio Balance, as applicable, to comply with any of the portfolio limitations set forth in this Section 5.13, the Borrower shall be permitted to choose the Portfolio Investments, or portions of such Portfolio Investments, to be so removed to effect such compliance.
Notwithstanding anything to the contrary contained herein, (i) for purposes of clauses (a), (b), (e), (f), (g) and (h) above, when determining specified baskets or thresholds not to exceed a percentage of the Borrowing Base and/or Aggregate Portfolio Balance, the Borrowing Base and/or Aggregate Portfolio Balance (as applicable) shall be determined without taking into account Advance Rates and (ii) with respect to clauses (a), (b) and (c) above, (A) each Portfolio Investment with an Advance Rate of 0% under the Borrowing Base shall be excluded from such clause solely for purposes of calculating the Borrowing Base and (B) each Portfolio Investment with an Advance Rate of 0% under the Aggregate Portfolio Balance shall be excluded from such clause solely for purposes of calculating the Aggregate Portfolio Balance.
As used herein, the following terms have the following meanings:
“Advance Rate” means, (a) solely for the purpose of calculating the Borrowing Base, as to any Portfolio Investment and subject to adjustment as provided in this Section 5.13, the following percentages with respect to such Portfolio Investment:

~~768141604.1~~768141604.3

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	N/A
Long-Term U.S. Government Securities	95%	N/A
Performing First Lien Bank Loans (other than Performing Unitranche Loans)	85%	75%
Performing Unitranche Loans	80%	70%
Performing Second Lien Bank Loans	75%	65%
Non-Performing First Lien Bank Loans	0%	0%
Non-Performing Unitranche Loans	0%	0%
Non-Performing Second Lien Bank Loans	0%	0%
High Yield Securities	0%	0%
Mezzanine Investments	0%	0%
Common Equity (and zero cost or penny warrants with performing debt)	0%	0%
Structured Finance Obligations and Finance Leases	0%	0%

and (b) solely for the purpose of calculating the Aggregate Portfolio Balance, as to any Portfolio Investment and subject to adjustment as provided in this Section 5.13, the following percentages with respect to such Portfolio Investment:

~~768141604.1~~768141604.3

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	N/A
Long-Term U.S. Government Securities	95%	N/A
Performing First Lien Bank Loans (other than Performing Unitranche Loans)	85%	75%
Performing Unitranche Loans	80%	70%
Performing Second Lien Bank Loans	75%	65%
Performing Cash Pay High Yield Securities	70%	60%
Performing Cash Pay Mezzanine Investments	65%	55%
Performing Non-Cash Pay High Yield Securities	60%	50%
Performing Non-Cash Pay Mezzanine Investments	55%	45%
Non-Performing First Lien Bank Loans	45%	45%
Non-Performing Unitranche Loans	40%	40%
Non-Performing Second Lien Bank Loans	40%	30%
Non-Performing High Yield Securities	30%	30%
Non-Performing Mezzanine Investments	30%	25%
Performing Common Equity (and zero cost or penny warrants with performing debt)	30%	20%
Non-Performing Common Equity	0%	0%
Structured Finance Obligations and Finance Leases	0%	0%

“Bank Loans” means debt obligations (including term loans, notes, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which are generally under a loan or credit facility (whether or not syndicated) or note purchase agreement or other similar financing arrangement facility for venture or other deals.
“Capital Stock” has the meaning assigned to such term in Section 1.01.
“Cash” has the meaning assigned to such term in Section 1.01.
“Cash Equivalents” has the meaning assigned to such term in Section 1.01.
“Finance Lease” means any transaction representing the obligation of a lessee to pay rent or other amounts under a lease which is required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP.
“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to Liens for “ABL” revolvers and customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof; provided that any First Lien Bank Loan that is also a First Lien First Out Bank Loan shall be treated for purposes of determining the applicable

~~768141604.1~~768141604.3

Advance Rate as a Unitranche Loan; provided, further, that the Advance Rate of any First Lien Bank Loan that is also a Unitranche Loan shall be determined in accordance with the definition of Unitranche Loan.
“First Lien First Out Bank Loan” means a First Lien Bank Loan with a ratio of first lien debt to EBITDA (other than if such loan is a Recurring Revenue Loan) that exceeds 5.25 to 1.00, and where the underlying borrower does not also have a Second Lien Bank Loan outstanding.
“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) or other exemption to the Securities Act and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.
“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one year from the applicable date of determination.
“Mezzanine Investments” means debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.
“Non-Performing Common Equity” means Common Equity of an issuer having any debt outstanding that is non-Performing.
“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.
“Non-Performing High Yield Securities” means High Yield Securities other than Performing High Yield Securities.
“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Mezzanine Investments.
“Non-Performing Portfolio Investment” means Portfolio Investments for which the issuer is, at the time of determination, in default of any payment obligations of principal or interest in respect thereof after the expiration of any applicable grace period.
“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.
“Non-Performing Unitranche Loans” means Unitranche Loans other than Performing Unitranche Loans.

~~768141604.1~~768141604.3

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is, at the time of determination, not in default of any payment obligations outstanding with respect to accrued and unpaid interest or principal in respect thereof after the receipt of any notice and/or expiration of any applicable grace period and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.
“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semiannual or annual period (as applicable) is payable in cash and (b) which are Performing.
“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.
“Performing Common Equity” means Common Equity of an issuer all of whose outstanding debt is Performing.
“Performing First Lien Bank Loans” means First Lien Bank Loans which are Performing.
“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.
“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.
“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Performing.
“Performing Unitranche Loans” means Unitranche Loans which are Performing.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.
“Recurring Revenue Loan” means, any transaction structured as a recurring revenue loan that is in a growth industry or industry that customarily has businesses with revenues from licenses, maintenance, service, support, hosting, subscription or other revenues identified by the Borrower (including, without limitation, software as a service subscription

~~768141604.1~~768141604.3

revenue), of the related issuer and any of its parents or subsidiaries that are obligated with respect to such Portfolio Investment pursuant to the relevant agreement (determined on a consolidated basis without duplication in accordance with GAAP) and does not include and would not customarily be expected to include (at the time of origination) a financial covenant based on EBITDA.
“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest (subject to customary encumbrances) on specified assets of the respective borrower and guarantors obligated in respect thereof.
“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one year of the applicable date of determination.
“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgaged-backed securities. For the avoidance of doubt, if an obligation satisfies the definition of “Structured Finance Obligation”, such obligation shall not (a) qualify as any other category of Portfolio Investment and (b) be included in the Borrowing Base.
“U.S. Government Securities” has the meaning assigned to such term in Section 1.01.
“Unitranche Loan” means a Bank Loan that is a First Lien Bank Loan, a portion of which is, in effect, subject to debt subordination and superpriority rights of other lenders following an event of default (such portion, a “last out” portion); provided that, the aggregate principal amount of the “last out” portion of such Bank Loan is at least 50% of the aggregate principal amount of any “first out” portion of such Bank Loan; provided, further, that the underlying obligor with respect to such Bank Loan shall have (except if such loan is a Recurring Revenue Loan) a ratio of first lien debt (including the “first out” portion of such Bank Loan, but excluding the “last out” portion of such Bank Loan) to EBITDA that does not exceed 3.25 to 1.00 and (except if such loan is Recurring Revenue Loan) a ratio of aggregate first lien debt (including both the “first out” portion and the “last out” portion of such Bank Loan) to EBITDA that does not exceed 5.25 to 1.00. An Obligor’s investment in (i) the “last out” portion of a Unitranche Loan shall be treated as a Unitranche Loan; (ii) the “first out” portion of a Unitranche

~~768141604.1~~768141604.3

Loan shall be treated as a First Lien Bank Loan; and (iii) any “last out” portion of a Unitranche Loan (except if such loan is a Recurring Revenue Loan) that does not meet the foregoing first lien debt to EBITDA criteria set forth in this definition shall be treated as a Second Lien Bank Loan, in each case, for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement.
“Value” means, with respect to any Portfolio Investment, the lower of:
(i) the most recent internal market value as determined pursuant to Section 5.12(b)(ii)(C) and
(ii) the most recent external market value as determined pursuant to Sections 5.12(b)(ii)(A) and (B).
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitment has expired or terminated and all interest and fees payable hereunder have been paid in full and all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all outstanding LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Issuing Bank that:
SECTION VI.1. Indebtedness. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness created hereunder or under any other Facility Document;
(b)Unsecured Longer-Term Indebtedness so long as (i) no Default exists at the time of the incurrence thereof, (ii) the aggregate amount of such Unsecured Longer-Term Indebtedness (determined at the time of the incurrence thereof), taken together with other then-outstanding Indebtedness that constitutes senior securities, does not exceed the amount required to comply with the provisions of Section 6.07(b) and (iii) prior to and immediately after giving effect to the incurrence of any Unsecured Longer-Term Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect and the Aggregate Covered Debt Amount does not or would not exceed the Aggregate Portfolio Balance then in effect;
(c)Other Permitted Indebtedness;
(d)Guarantees of Indebtedness otherwise permitted hereunder;
(e)Indebtedness of any Obligor owing to any other Obligor or, if such Indebtedness is subject to subordination terms and conditions that are satisfactory to the Issuing Bank, any other Subsidiary of the Borrower;

~~768141604.1~~768141604.3

(f)repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;
(g)obligations payable or payments of margin or posting of margin collateral to clearing agencies, brokers, dealers or others in connection with the purchase or sale of securities or other Investments, credit default swaps or other derivative transactions, in each case, in the ordinary course of business;
(h)all obligations in respect of, under and in connection with, the RCF Credit Agreement;
(i)(x) obligations (including Guarantees) in respect of Standard Securitization Undertakings (other than SPE Subsidiary Recourse Obligations) and (y) SPE Subsidiary Recourse Obligations solely to the extent such debt is permitted under this Section 6.01;
(j)Permitted SBIC Guarantees;
(k)any SBIC Equity Commitment or analogous commitment;
(l)Unsecured Shorter-Term Indebtedness (other than Special Unsecured Indebtedness that would otherwise constitute Unsecured Shorter-Term Indebtedness) so long as (i) no Default exists at the time of the incurrence thereof, (ii) the aggregate amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness does not exceed $500,000,000, (iii) the aggregate amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness, taken together with then-outstanding Special Unsecured Indebtedness incurred pursuant to Section 6.01(m), does not exceed $1,000,000,000, (iv) the aggregate amount of such Indebtedness, taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b), and (v) prior to and immediately after giving effect to the incurrence of any such Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect and the Aggregate Covered Debt Amount does not or would not exceed the Aggregate Portfolio Balance then in effect;
(m)Special Unsecured Indebtedness so long as (i) no Default exists at the time of the incurrence thereof, (ii) the aggregate amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness does not exceed $1,000,000,000, (iii) the aggregate amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness, taken together with then-outstanding Unsecured Shorter-Term Indebtedness incurred pursuant to Section 6.01(l), does not exceed $1,000,000,000, (iv) the aggregate amount of such Indebtedness, taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b), and (v) prior to and immediately after giving effect to the incurrence of any such Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect;

~~768141604.1~~768141604.3

(n)the Existing Notes and the other Indebtedness set forth Schedule 6.01 hereto;
(o)Indebtedness of any Obligor or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;
(p)Indebtedness incurred in the ordinary course of business under incentive, non-compete, consulting, deferred compensation, or other similar arrangements incurred by any Obligor or any of its Subsidiaries;
(q)Indebtedness incurred in the ordinary course of business with respect to the financing of insurance premiums;
(r)Indebtedness incurred by any Obligor or any of its Subsidiaries arising from agreements providing for customary indemnities, adjustment of purchase price or similar obligations in connection with acquisitions or dispositions of any business or assets permitted pursuant to Section 6.03 hereof;
(s)any Other Permitted LC Facility so long as (i) the aggregate amount (determined at the time of the incurrence of such Indebtedness) of such Indebtedness does not exceed the remainder of (x) $400,000,000 minus (y) the LC Exposure under this Agreement, (ii) the aggregate amount of such Indebtedness, taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b), and, (iii) solely to the extent the aggregate amount (determined at the time of incurrence of such Indebtedness) of such Indebtedness exceeds $100,000,000, (x) no Default exists at the time of the incurrence thereof, and (y) prior to and immediately after giving effect to the incurrence of any such Indebtedness, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect and the Aggregate Covered Debt Amount does not or would not exceed the Aggregate Portfolio Balance then in effect; and
(t)other Indebtedness not to exceed $100,000,000 at any time outstanding.
SECTION VI.2. Liens. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof (which, for the avoidance of doubt, shall not include participations in Investments to the extent that the portion of such Investment represented by such participation is not treated as a Portfolio Investment), except:
(a)any Lien on any property or asset of the Borrower or any Subsidiary Guarantor existing on the Effective Date and set forth in Part B of Schedule 3.11 hereto; provided that, (i) no such Lien shall extend to any other property or asset of the Borrower or any of the Subsidiary Guarantors, and (ii) any such Lien shall secure only those obligations which it

~~768141604.1~~768141604.3

secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(b)Liens created pursuant to this Agreement or any of the Security Documents;
(c)Liens on Special Equity Interests included in the Investments of the Borrower but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;
(d)Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding $50,000,000 at any one time outstanding (which may cover Investments, but only to the extent released from, or otherwise not covered by, the Lien in favor of the Issuing Bank pursuant to Section 10.03 of the Guarantee and Security Agreement), so long as at the time of incurrence of such Indebtedness or other obligations, the aggregate amount of Indebtedness permitted under clauses (a), (b), (h), (l) and (m) of Section 6.01, does not exceed the lesser of (i) the Aggregate Portfolio Balance and (ii) the amount required to comply with the provisions of Section 6.07(b);
(e)Permitted Liens;
(f)(x) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA or its designee and (y) Liens or Equity Interests in any SPE Subsidiary in favor of and required by any lender providing third party financing to such SPE Subsidiary;
(g)Liens securing Hedging Agreements permitted under Section 6.02(g) of the RCF Credit Agreement;
(h)Liens securing repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;
(i)Liens on assets (other than Collateral) created pursuant to the RCF Credit Agreement (including Section 2.18 thereof) or any of the RCF Security Documents;
(j)Liens on assets (other than Collateral) securing any Other Permitted LC Facility; and
(k)Liens securing Permitted Purchase Money Indebtedness.
SECTION VI.3. Fundamental Changes. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve or divide itself (or suffer any liquidation, dissolution or division). The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, acquire any business or property from, or Capital Stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Facility Document.

~~768141604.1~~768141604.3

The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (w) any transaction permitted under Section 6.05 or 6.12, (x) assets (other than Investments) sold or disposed of in the ordinary course of business (including to make expenditures of cash and Cash Equivalents in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) and (y) subject to the provisions of clauses (d) and (e) below, Investments.
Notwithstanding the foregoing provisions of this Section 6.03:
(a)any Subsidiary Guarantor may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving entity;
(b)any Subsidiary Guarantor of the Borrower may sell, lease, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;
(c)the Capital Stock of any Subsidiary of the Borrower may be sold, transferred (including a deemed transfer resulting from a division or plan of division) or otherwise disposed of (including by way of consolidating or merger) (i) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower or (ii) so long as such transaction results in an Obligor receiving the proceeds of such disposition, to any other Person provided that in the case of this clause (ii) if such Subsidiary is a Subsidiary Guarantor or holds any Portfolio Investments, the Borrower would not have been prohibited from disposing of any such Portfolio Investments to such other Person under any other term of this Agreement;
(d)the Obligors may sell, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise Dispose of Investments (other than to a Financing Subsidiary) so long as after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Investments, reimbursement of any LC Disbursements, reimbursement of any Other Permitted LC Facility LC Disbursements or payment of outstanding Aggregate Other Covered Indebtedness or any other Indebtedness that is included in the Covered Debt Amount or Aggregate Covered Debt Amount at such time) (I) in the case of any Investment (other than any Investment not held in the Collateral Account) (x) the Covered Debt Amount does not exceed the Borrowing Base or (y) if such sale, transfer or other disposition is made pursuant to, and in accordance with, a plan submitted and accepted in accordance with clause (e) of Article VII or, if the Issuing Bank otherwise consents in writing, the amount by which the Covered Debt Amount exceeds the Borrowing Base is reduced thereby and (II) in the case of any Investment (x) the Aggregate Covered Debt Amount does not exceed the Aggregate Portfolio Balance or (y) if such sale, transfer or other disposition is made pursuant to, and in accordance with, a plan submitted and accepted in accordance with clause (e) of Article VII or, if the Issuing Bank otherwise consents in writing, the amount by which the Aggregate Covered Debt Amount exceeds the Aggregate Portfolio Balance is reduced thereby;

~~768141604.1~~768141604.3

(e)the Obligors may sell, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise Dispose of Investments to a Financing Subsidiary so long as (i) after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Investments, reimbursement of LC Disbursements, reimbursement of any Other Permitted LC Facility LC Disbursements or payment of outstanding Aggregate Other Covered Indebtedness or any other Indebtedness that is included in the Covered Debt Amount or Aggregate Covered Debt Amount at such time) (I) in the case of any Investment (other than any Investment not held in the Collateral Account), the Covered Debt Amount does not exceed the Borrowing Base and (II) in the case of any Investment, the Aggregate Covered Debt does not exceed the Aggregate Portfolio Balance and, in each case, the Borrower delivers to the Issuing Bank a certificate of a Financial Officer to such effect, (ii) in the case of any Investment (other than any Investment not held in the Collateral Account) either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such sale, transfer or other disposition is not diminished as a result of such sale, transfer or other disposition or (y) the Borrowing Base immediately after giving effect to such sale, transfer or other disposition is at least 110% of the Covered Debt Amount and (iii) in the case of any Investment, the Aggregate Portfolio Balance immediately after giving effect to such sale, transfer or other disposition exceeds the Aggregate Covered Debt Amount;
(f)the Borrower may merge or consolidate with, or acquire all or substantially all of the assets of, any other Person (including any Subsidiary Guarantor) so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing; provided that, in no event shall the Borrower enter in any transaction of merger or consolidation or amalgamation, or effect any internal reorganization, if the surviving entity would be organized under any jurisdiction other than a jurisdiction of the United States;
(g)the Borrower and each of the Subsidiary Guarantors may sell, lease, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise dispose of equipment or other property or assets that do not consist of Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $10,000,000 in any fiscal year;
(h)the Obligors may transfer assets to a Financing Subsidiary for the sole purpose of facilitating the transfer of assets from one Financing Subsidiary (or a Subsidiary that was a Financing Subsidiary immediately prior to such disposition) to another Financing Subsidiary, directly or indirectly through such Obligor (such assets, the “Transferred Assets”); and
(i)the Borrower may dissolve or liquidate any Subsidiary Guarantor so long as in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary Guarantor shall be distributed or otherwise transferred to an Obligor.

~~768141604.1~~768141604.3

SECTION VI.4. Investments. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, acquire, make or enter into, or hold, any Investments except:
(a)operating deposit accounts with banks;
(b)Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;
(c)Hedging Agreements entered into in the ordinary course of any Obligor’s financial planning and not for speculative purposes;
(d)Investments by the Obligors to the extent such Investments are permitted under the Investment Company Act (if applicable) and in compliance in all material respects with the Borrower’s Investment Policies, in each case as in effect as of the date such Investments are acquired;
(e)Investments in Financing Subsidiaries or any other Subsidiary that is not a Subsidiary Guarantor so long as after giving effect to such Investments, (i) either (A) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such Investment is not diminished as a result of such Investment or (B) the Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount, (ii) the Aggregate Portfolio Balance immediately after giving effect to such Investment exceeds the Aggregate Covered Debt Amount and (iii) the Borrower is in compliance with Section 6.07(b);
(f)additional Investments up to $50,000,000 so long as after giving effect to such Investments, the Borrower is in compliance with Section 6.07(b);
(g)Investments in Cash and Cash Equivalents;
(h)Investments described on Schedule 3.12(b) hereto;
(i)Investments in the form of Guarantees permitted pursuant to Section 6.01;
(j)Joint Venture Investments to the extent that such Joint Venture Investments are permitted under the Investment Company Act and the Borrower’s Investment Policies as in effect as of the date such Joint Venture Investments are acquired; provided that, no Obligor shall be permitted to make an Investment in a Joint Venture Investment that is a Non-Performing Joint Venture Investment under this Section 6.04 unless, after giving effect to such Investment (and any concurrent acquisition of Portfolio Investments or payment of outstanding Indebtedness), the Covered Debt Amount does not exceed the Borrowing Base and the Aggregate Covered Debt Amount does not exceed the Aggregate Portfolio Balance;
(k)for the avoidance of a doubt, Investments by a Financing Subsidiary;
(l)Investments in any Retention Holder to the extent reasonably required to comply with U.S. risk retention rules, Subsidiaries (other than Subsidiary Guarantors and

~~768141604.1~~768141604.3

Financing Subsidiaries), registered investment advisors, private funds, seed vehicles or single managed accounts; provided that no Investment shall be made under this clause (l) unless (i) no Event of Default exists and (ii) both before and after giving effect to such Investment, the Covered Debt Amount does not exceed the Borrowing Base and the Aggregate Covered Debt Amount does not exceed the Aggregate Portfolio Balance;
(m)Investments permitted under Section 6.03; and
(n)(i) Investments in negotiable instruments for collection, (ii) advances made in connection with purchases of goods or services in the ordinary course of business, (iii) advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes, (iv) repurchases of Securities of the Borrower and its Subsidiaries from current and former directors, employees or limited partners of the Borrower and its Subsidiaries (including current and former directors and employees who are limited partners), (v) Investments in the form of loans or advances to officers, directors and employees of the Borrower or its Subsidiaries to acquire Securities of the Borrower or its Subsidiaries not to exceed $5,000,000 at any time outstanding, (vi) acquisitions; provided that, both before and after giving pro forma effect to such acquisition, (x) the Borrower is in compliance with Section 6.07, (y) no Default has occurred and is continuing at the time such Investment is made or would result therefrom and (z) the Covered Debt Amount does not exceed the Borrowing Base and the Aggregate Covered Debt Amount does not exceed the Aggregate Portfolio Balance, (vii) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges, in one transaction or a series of transactions, with the Borrower or any of the Subsidiaries (including in connection with an acquisition) so long as such Investments are not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger, (viii) Investments in the form of the issuance of Securities of the Borrower and (ix) advances to employees and other officers in respect of future compensation in an amount not to exceed $5,000,000 at any time outstanding.
For purposes of clauses (e) and (f) of this Section 6.04, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of the Return of Capital and dividends, distributions or other payments received in cash in respect of such Investment and the values (valued in accordance with Section 5.12(b)) of other Investments received in respect of such Investment; provided that, in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.
SECTION VI.5. Restricted Payments. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:

~~768141604.1~~768141604.3

(a)dividends with respect to the Capital Stock of the Borrower payable solely in additional shares of the Borrower’s stock, which may include a combination of cash and stock; provided that, such cash dividend would otherwise be permitted pursuant to another clause of this Section 6.05;
(b)dividends and distributions with respect to any taxable year (or calendar year, as relevant) that do not exceed 115% of the amount that the Borrower would have been required to distribute to: (a) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code to maintain its eligibility to be taxed as a RIC for any such taxable year, (b) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (i) its investment company taxable income pursuant to Section 852(b)(1) of the Code and (ii) its net capital gain pursuant to Section 852(b)(3) of the Code, and (c) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code;
(c)dividends and distributions in each case in cash or other property (excluding for this purpose the Borrower’s common stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:
(i)no Default shall have occurred and be continuing or would result therefrom; and
(ii)the aggregate amount of Restricted Payments made (after the Effective Date) during any taxable year (or for such year under Section 855 of the Code) of the Borrower ending after the Effective Date under this clause (c) shall not exceed the amount (not less than zero) equal to (x) an amount equal to 15% of the taxable income of the Borrower for such taxable year determined under section 852(b)(2) of the Code, but without regard to subparagraph (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributions made during such taxable year (or for such year under Section 855 of the Code) pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) based upon the Borrower’s estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing clause (b) for such taxable year; and
(d)other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Covered Debt Amount does not exceed 90% of the Borrowing Base, (y) the Aggregate Covered Debt Amount does not exceed 90% of the Aggregate Portfolio Balance and (z) no Default shall have occurred and be continuing or would result therefrom and (ii) on the date of such other Restricted Payment (or such later date that the Issuing Bank may agree in its sole discretion) the Borrower delivers to the Issuing Bank a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the fair market value of Quoted Investments shall be the most recent quotation available for such Quoted Investment and (B) the fair market value of Unquoted Investments shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the

~~768141604.1~~768141604.3

Borrower to the Issuing Bank pursuant to Section 5.01(d); provided that, the Borrower shall reduce or increase, as applicable, the Value of any Unquoted Investment, in a manner consistent with the valuation methodology set forth in Section 5.12, to the extent necessary to take into account any events of which the Borrower has knowledge that adversely or positively, as applicable, affect the value of such Investment.
Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary Guarantor.
SECTION VI.6. Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Financing Subsidiaries or Foreign Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Facility Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property to the Borrower by any Subsidiary Guarantor (other than a Financing Subsidiary or Foreign Subsidiary); provided that, the foregoing shall not apply to (i) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that, such restrictions would not adversely affect the exercise of rights or remedies of the Issuing Bank hereunder with respect to the Collateral or under the Security Documents or restrict any Subsidiary Guarantor with respect to the Collateral in any manner from performing its obligations under the Facility Documents) and (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset not prohibited by this Agreement or any Lien not prohibited by this Agreement on such asset so long as the applicable restrictions only apply to the assets subject to such lease, sale, other disposition or Lien.
SECTION VI.7. Certain Financial Covenants.
(a)Minimum Shareholders’ Equity. The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower to be less than 65% of Shareholders’ Equity as of the Effective Date, plus 50% of the net proceeds of the sale of Equity Interests by the Borrower and its Subsidiaries after the Effective Date (other than proceeds of (x) sales of Equity Interests by and among the Borrower and its Subsidiaries or (y) any distribution or dividend reinvestment plan).
(b)Consolidated Asset Coverage Ratio. The Borrower will not permit the Consolidated Asset Coverage Ratio at the last day of any fiscal quarter of the Borrower to be less than 150% at any time.
SECTION VI.8. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such Subsidiary other than in good faith is believed to be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the

~~768141604.1~~768141604.3

Borrower and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) transactions described on Schedule 6.08 hereto (as amended, supplemented, restated or otherwise modified by notice from the Borrower to the Issuing Bank so long as (x) in the aggregate, payments by the Borrower and its Subsidiaries are not materially increased, or (y) such amendment, supplement, restatement or other modification is not materially adverse to the Issuing Bank), (e) any Investment that results in the creation of an Affiliate, (f) transactions between or among the Obligors and any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor at prices and on terms and conditions, taken as a whole, not materially less favorable to the Obligors than in good faith is believed could be obtained at the time on an arm’s-length basis from unrelated third parties, (g) the Borrower may issue and sell Equity Interests to its Affiliates, (h) transactions with one or more Affiliates (including co-investments) permitted by an exemptive order granted by the SEC (as may be amended from time to time), any no action letter or as otherwise permitted by applicable law, rule or regulation and SEC staff interpretations thereof, (i) transactions between a Subsidiary that is not an Obligor and an Affiliate thereof that is not an Obligor, (j) transactions and documents governing transactions permitted under Section 6.03, (k) transactions approved by a majority of the independent members of the Board of Directors of the Borrower, (l) transactions with or among any Portfolio Investment, registered investment advisor, seed vehicle, separate managed account or private fund, (m) employment, severance, indemnification or compensation plan, agreement or arrangement and the payment of compensation (including bonuses) and any similar plans, agreements, arrangements or payments and (n) provision of benefits (including retirement, health, equity and other benefits plans) and indemnification to officers, directors, employees and consultants and all like and similar arrangements.
SECTION VI.9. Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage to any material extent in any business other than in accordance with its Investment Policies. The Borrower will not, nor will it permit any of its Subsidiaries to amend or modify the Investment Policies (other than a Permitted Policy Amendment).
SECTION VI.10. No Further Negative Pledge. The Borrower will not, and will not permit any of the Subsidiary Guarantors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues in the Collateral Account, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the other Facility Documents and documents with respect to Indebtedness permitted under Section 6.01(b), (l) or (m), the Existing Notes, any Other Permitted LC Facility, the RCF Indebtedness or any Hedging Agreement under and as defined in the RCF Credit Agreement; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the assets encumbered thereby; (c) (i) customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its

~~768141604.1~~768141604.3

Subsidiaries, (iii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (iv) customary provisions restricting the creation of Liens on assets subject to any asset sale permitted under Section 6.03 or (v) customary provisions for the transfer of an asset pending the close of the sale of such asset; (d) any such agreement that imposes restrictions on investments or other interests in Financing Subsidiaries or Foreign Subsidiaries (but no other assets of any Obligor); (e) any such agreement that imposes restrictions on Liens in Joint Venture Investments (solely to the extent such restrictions relate to Joint Venture Investments); (f) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Facility Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require (other than pursuant to a grant of a Lien under the Facility Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation (other than such “Secured Obligations”) by virtue of the granting of Liens on or pledge of property of any Obligor to secure the “Secured Obligations” as defined in the Guarantee and Security Agreement; (g) for the avoidance of doubt, any such document, agreement or instrument that imposes customary restrictions on any Equity Interests or Portfolio Investments; and (h) the underlying governing agreements of any minority equity interest that impose such restrictions only on such equity interests.
SECTION VI.11. Modifications of Longer-Term Indebtedness Documents. The Borrower will not, and will not permit any other Obligor to, consent to any modification, supplement or waiver of any of the provisions of any agreement, instrument or other document evidencing or relating to any Unsecured Longer-Term Indebtedness that would result in such Indebtedness not meeting the requirements of the definition of “Unsecured Longer-Term Indebtedness”, as applicable, set forth in Section 1.01 of this Agreement, unless such Indebtedness would have been permitted to be incurred as Unsecured Shorter-Term Indebtedness or otherwise at the time of such modification, supplement or waiver and, if applicable, the Borrower so designates such Indebtedness as “Unsecured Shorter-Term Indebtedness” (whereupon such Indebtedness shall be deemed to constitute “Unsecured Shorter-Term Indebtedness” for all purposes of this Agreement).
SECTION VI.12. Payments of Longer-Term Indebtedness. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on any other amount owing in respect of any RCF Indebtedness, Unsecured Longer-Term Indebtedness or Special Unsecured Indebtedness (other than the refinancing of Unsecured Longer-Term Indebtedness or Special Unsecured Indebtedness with Indebtedness permitted under Section 6.01) or the reimbursement of any amount owing in respect of any Other Permitted LC Facility, except for:
(a)regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (w) the conversion features into

~~768141604.1~~768141604.3

Permitted Equity Interests under convertible notes; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (y) any cash payment on account of interest or expenses on such convertible notes (or any cash payment on account of fractional shares issued upon conversion provisions of such convertible notes) made by the Borrower or any of its Subsidiaries in respect of such triggering and/or settlement thereof shall be permitted under this clause (a));
(b)so long as no Default shall exist or be continuing, any payment that, if treated as a Restricted Payment for purposes of Section 6.05(d), would be permitted to be made pursuant to the provisions set forth in Section 6.05(d);
(c)mandatory or voluntary payments, required prepayments or mandatory redemptions of Unsecured Longer-Term Indebtedness, RCF Indebtedness or Special Unsecured Indebtedness or any payments, prepayments or reimbursements of any amount or in connection with any Other Permitted LC Facility LC Disbursements, in each case, in Cash (including in connection with any convertible notes, any cash payment elected to be paid in connection with the settlement by the Borrower of any conversion at the option of any holder of such convertible notes pursuant to the conversion features thereunder), so long as both before and after giving effect to such payment (i) no Default shall exist or be continuing at the time of notice of payment or redemption and (ii) the Covered Debt Amount does not exceed 90% of the Borrowing Base and the Aggregate Covered Debt Amount does not exceed 90% of the Aggregate Portfolio Balance;
(d)payments or prepayments of Unsecured Longer-Term Indebtedness or Special Unsecured Indebtedness prior to the Final Maturity Date solely from the proceeds of any issuance of Equity Interests, so long as both before and after giving effect to such payment (i) no Event of Default shall exist or be continuing and (ii) the Covered Debt Amount does not exceed the Borrowing Base;
(e)payments or prepayments of any amount of, or in connection with, any RCF Indebtedness from amounts that do not constitute Collateral hereunder; and
(f)payments, prepayments or reimbursements of any amount of, or in connection with, any Other Permitted LC Facility LC Disbursement from amounts that do not constitute Collateral hereunder.
SECTION VI.13. Accounting Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting practices, except as permitted under GAAP or required by law or rule or regulation of any Governmental Authority, or (b) its fiscal year.
SECTION VI.14. SBIC Guarantee. The Borrower will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

~~768141604.1~~768141604.3

ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (each, an “Event of Default”) shall occur and be continuing:
(a)the Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for reimbursement thereof or otherwise (including, for the avoidance of doubt, any failure to reimburse all LC Disbursements in full on the Final Maturity Date);
(b)the Borrower shall fail to pay any interest on any LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or under any other Facility Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;
(c)any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Facility Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Facility Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect as of the date on which such representation or warranty is made or deemed made, or when furnished, and if susceptible to cure, the failure of such representation or warranty to be true and accurate in any material respects, or the adverse effect of the failure of such representation or warranty shall not have been cured within 30 days after the earlier of (i) written notice thereof given by the Issuing Bank to the Borrower and (ii) knowledge thereof by a Responsible Officer of the Borrower;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence) or Sections 5.08(a) and (b), Section 5.09 or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Sections 3 and 7 of the Guarantee and Security Agreement or (ii) Sections 5.01(e), (f) or (g) or Section 5.02 and such failure, in the case of this clause (ii), shall continue unremedied for a period of five or more Business Days after notice thereof by the Issuing Bank to the Borrower; it being acknowledged and agreed that a failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Portfolio Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement shall result in such Portfolio Investment not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default;
(e)a Borrowing Base Deficiency or Aggregate Portfolio Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a

~~768141604.1~~768141604.3

Borrowing Base Certificate demonstrating such Borrowing Base Deficiency or Aggregate Portfolio Deficiency pursuant to Section 5.01(e); provided that, it shall not be an Event of Default hereunder if the Borrower shall present the Issuing Bank with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency or Aggregate Portfolio Deficiency is cured within such 30-Business Day period;
(f)the Borrower or any other Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d), (e) or (p) of this Article VII) or any other Facility Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Issuing Bank to the Borrower;
(g)the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;
(h)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, other than as permitted under Section 6.12 and that is not a result of a breach, default or other violation or failure in respect of such Material Indebtedness by the Borrower or any of its Subsidiaries after giving effect to any applicable grace period); provided that this clause (h) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness);
(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(j)the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee,

~~768141604.1~~768141604.3

custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(k)the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(l)one or more judgments for the payment of money in an aggregate amount in excess of $40,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which 30 day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer or reputable standing or execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) to enforce any such judgment;
(m)an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(n)the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments in the Collateral Pool having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments in the Collateral Pool, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Issuing Bank, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except to the extent that any such loss of perfection results from the failure of the Issuing Bank to maintain possession of the certificates representing the securities pledged under the Facility Documents; provided that, if such default is as a result of any action of the Issuing Bank or a failure of the Issuing Bank to take any action within their control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of 10 consecutive Business Days after the Borrower receives written notice of such default thereof from the Issuing Bank unless the continuance thereof is a result of a failure of the Issuing Bank to take an action within their control;
(o)except for expiration or termination in accordance with its terms, any of the Facility Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower or any other Obligor;
(p)the Obligors shall at any time, without the consent of the Issuing Bank, fail to comply with the covenant contained in Section 5.11, and such failure shall continue

~~768141604.1~~768141604.3

unremedied for a period of 30 or more days after the earlier of (i) written notice thereof given by the Issuing Bank to the Borrower and (ii) knowledge thereof by a Responsible Officer of the Borrower; or
(q)the Borrower or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee;
then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article VII), and at any time thereafter during the continuance of such event, the Issuing Bank may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the LC Disbursements then outstanding to be due and payable in whole (or in part, in which case any outstanding and unreimbursed LC Disbursement not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the outstanding LC Disbursements so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Facility Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article VII, the Commitment shall automatically terminate and the LC Disbursements then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Facility Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
In the event that the LC Disbursements shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Issuing Bank demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to the then-current LC Exposure (excluding any portion thereof attributable to outstanding and unreimbursed LC Disbursements) as of such date plus any accrued and unpaid interest on such LC Exposure (excluding any portion thereof attributable to outstanding and unreimbursed LC Disbursements); provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article VII. For the avoidance of doubt, the Borrower is not required to deposit into the Letter of Credit Collateral Account any amount with respect to the outstanding and unreimbursed LC Disbursements.

~~768141604.1~~768141604.3

ARTICLE VIII

MISCELLANEOUS
SECTION VIII.1. Notices; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to the Borrower, to it at:
Hercules Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Attention: Seth Meyer, Chief Financial Officer
Telephone: (857) 206-8966
Email: smeyer@htgc.com
with a copy to (which shall not constitute a notice hereunder):
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Jay R. Alicandri, Esq.
Telephone: (212) 698-3800
Email: jay.alicandri@dechert.com
(ii)if to the Issuing Bank, to it at:
Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attention: Trade Credit Services
Fax: 212-224-4310
Email: trade_credit_svc@smbcgroup.com
with a copy to (which shall not constitute a notice hereunder):
Sumitomo Mitsui Banking Corporation
277 Park Avenue, 4th Floor
New York, NY 10172
Attention: Kevin Smith
Fax: 212-224-4547
Email: kevin_smith@smbcgroup.com

~~768141604.1~~768141604.3

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. The Issuing Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Each party hereto understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, fraud or gross negligence of the Issuing Bank or its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
SECTION VIII.2. Waivers; Amendments.
(a)No Deemed Waivers Remedies Cumulative. No failure or delay by the Issuing Bank in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuing Bank hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Issuing Bank may have had notice or knowledge of such Default at the time.

~~768141604.1~~768141604.3

(b)Amendments to this Agreement. Except as provided in Section 2.14 and Section 5.01(k), neither (i) this Agreement or any provision hereof nor (ii) any Letter of Credit or any provision thereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Issuing Bank.
SECTION VIII.3. Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Bank and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Issuing Bank in connection with the preparation and administration of this Agreement and the other Facility Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable documented out-of-pocket costs and expenses incurred by the Issuing Bank, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Issuing Bank in connection with the enforcement or protection of its rights in connection with this Agreement and the other Facility Documents, including its rights under this Section 8.03, or in connection with the Letters of Credit issued hereunder and LC Disbursements, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges reasonably incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein. Unless an Event of Default has occurred and is continuing the Borrower shall not be responsible for the reimbursement for any fees, costs and expenses of the Approved Third-Party Appraiser incurred pursuant to Section 5.12(b)(ii)(F) in excess of the greater of (x) $100,000 and (y) 0.05% of the then-current Commitment in the aggregate incurred for all such fess, costs and expenses in any 12-month period (the “IVP Supplemental Cap”).
(b)Indemnification by the Borrower. The Borrower shall indemnify the Issuing Bank and each Related Party of the Issuing Bank (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of one outside counsel for all Indemnitees (and, if reasonably necessary, of one local counsel in any relevant jurisdiction for all Indemnitees) unless, in the reasonable opinion of an Indemnitee, representation of all Indemnitees by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest) (collectively, “Losses”) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and laws, statutes, rules or

~~768141604.1~~768141604.3

regulations relating to environmental, occupational safety and health or land use matters), on common law or equitable cause or on contract or otherwise and related expenses or disbursements of any kind (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.11, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), including the fees, charges and disbursements of outside counsel for any such affected Indemnitee for the Indemnitees collectively as specified above, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any LC Disbursement or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower or a third party and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not as to any Indemnitee, be available to the extent that such Losses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the fraud, willful misconduct or gross negligence of such Indemnitee or its Related Parties or (ii) a claim brought by the Borrower or any other Obligor against such Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Facility Documents, if the Borrower or such other Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (B) result from the settlement of any such claim, investigation, litigation or other proceedings described in clause (iii) above unless the Borrower has consented to such settlement (which consent shall not be unreasonably withheld, delayed or conditioned (provided that, nothing in this clause (B) shall restrict the right of any person to settle any claim for which it has waived its right of indemnity by the Borrower)) or (C) result from disputes solely among Indemnitees and not involving any act or omission of an Obligor or any of its Affiliates. Notwithstanding the foregoing, it is understood and agreed that indemnification for Taxes is subject to the provisions of Section 2.11, other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages (which may include special, indirect, consequential or punitive damages asserted against any such party hereto by a third party)) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Letter of Credit or the use of proceeds thereof or any LC Disbursement, asserted by an Indemnitee against the Borrower or any other Obligor; provided that, the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection with respect to damages not expressly described in the foregoing limitation.

~~768141604.1~~768141604.3

(c)Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Letter of Credit or the use of the proceeds thereof. Provided that such Indemnitee has complied with its obligations under Section 8.13, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby, except to the extent caused by the fraud, willful misconduct or gross negligence of such Indemnitee or its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(d)Payments. All amounts due under this Section 8.03 shall be payable promptly after written demand therefor.
SECTION VIII.4. Successors and Assigns.
(a)Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Issuing Bank may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 8.04 (and any attempted assignment or transfer by the Issuing Bank which is not in accordance with this Section 8.04 shall be treated as provided in the second sentence of Section 8.04(b)(iii)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of the Issuing Bank any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by the Issuing Bank.
(i)Assignments Generally. Subject to the conditions set forth in clause (ii) below, the Issuing Bank may assign to one or more assignees (other than any natural persons (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), Defaulting Issuing Bank, Defaulting Lender (under and as defined in the RCF Credit Agreement) or any Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the LC Exposure at the time owing to it) with the prior written consent of the Borrower; provided that, no consent of the Borrower shall be required for an assignment to an Affiliate of the Issuing Bank with credit ratings at least as good as the Issuing Bank, or, if an Event of Default under clause (a), (b), (i), (j) or (k)

~~768141604.1~~768141604.3

of Article VII has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Issuing Bank within ten Business Days after having received notice thereof.
(ii)Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to an Affiliate of the Issuing Bank or an assignment of the entire remaining amount of the Issuing Bank’s Commitment and LC Exposure, the amount of the Commitment and LC Exposure of the Issuing Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is executed by the parties thereto) shall not be less than U.S. $5,000,000 unless the Borrower otherwise consents; provided that, no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing;
(B)each partial assignment of the Commitment and LC Exposure shall be made as an assignment of a proportionate part of all the Issuing Bank’s rights and obligations under this Agreement in respect of the Commitment and LC Exposure;
(C)the parties to each assignment shall execute an Assignment and Assumption (or any other form approved by the Issuing Bank and the Borrower); and
(D)the assignee shall deliver to the Borrower any tax forms or certifications required by Section 2.11(e).
(iii)Effectiveness of Assignments. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Issuing Bank under this Agreement, and the assigning Issuing Bank shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Issuing Bank’s rights and obligations under this Agreement, such Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.11 and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by the Issuing Bank of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by the Issuing Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section 8.04 (but only to the extent such assignment or other transfer otherwise complies with the provisions of such paragraph). Notwithstanding anything to the contrary herein, if the Issuing Bank becomes a Defaulting Issuing Bank,

~~768141604.1~~768141604.3

no assignment of rights and obligations of the Issuing Bank shall be effective unless and until, in addition to the other conditions set forth in Section 8.04(b)(ii) or otherwise, the parties to the assignment shall make such additional payments to the Borrower in an aggregate amount sufficient, upon distribution thereof as appropriate, to acquire (and fund as appropriate) the Defaulting Issuing Bank’s share of the outstanding LC Exposure hereunder. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Issuing Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph (iii), then the assignee of such interest shall be deemed to be a Defaulting Issuing Bank for all purposes of this Agreement until such compliance occurs.
(c)Maintenance of Registers by Issuing Bank. SMBC, to the extent that it is the Issuing Bank, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Issuing Bank (including any assignees or successors thereof), and the Commitment of, and principal amount (and stated interest) of the LC Disbursements owing to, the Issuing Bank (including any assignees or successors thereof) pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as the Issuing Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. The Issuing Bank may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), sell participations to one or more banks or other entities (other than any Defaulting Issuing Bank, Defaulting Lender (under and as defined in the RCF Credit Agreement), Competitor or any natural persons (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person)) (a “Participant”) in all or a portion of the Issuing Bank’s rights and obligations under this Agreement and the other Facility Documents (including all or a portion of the Commitment and LC Disbursements owing to it); provided that, (i) the consent of the Borrower shall not be required so long as an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing, (ii) the Issuing Bank’s obligations under this Agreement and the other Facility Documents shall remain unchanged, (iii) the Issuing Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrower shall continue to deal solely and directly with the Issuing Bank in connection with the Issuing Bank’s rights and obligations under this Agreement and the other Facility Documents. Any agreement or instrument pursuant to which the Issuing Bank sells such a participation shall provide that the Issuing Bank shall retain the sole right to enforce this Agreement and the other Facility Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Facility Document. Subject to paragraph (e) of this Section 8.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10 and 2.11, subject to the requirements and limitations therein, to the same extent as if it were an Issuing Bank and had acquired its interest by assignment pursuant to

~~768141604.1~~768141604.3

paragraph (b) of this Section 8.04; provided that, such Participant agrees that it (i) shall be subject to the provisions of Section 2.13 as if it were an assignee and (ii) shall not be entitled to receive any greater payment under Section 2.09, 2.10 or 2.11, with respect to any participation, than its participating Issuing Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided, further, that no Participant shall be entitled to the benefits of Section 2.11 unless the Borrower is notified of the participation granted to such Participant and such Participant shall have complied with the requirements of Section 2.11 as if such Participant is the Issuing Bank. To the extent the Issuing Bank sells a participation, the Issuing Bank agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were the Issuing Bank. To the extent the Issuing Bank sells a participation, the Issuing Bank shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitment, LC Exposure or other obligations under the Facility Documents (the “Participant Register”)); provided that, the Issuing Bank shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any other information relating to a Participant’s interest in the Commitment, LC Exposure or its other obligations under any Facility Document) to any person except to the extent that such disclosures are necessary to establish that the Commitment, LC Exposure or other obligation is in registered form under Section 163 of the Code and any related United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Issuing Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.09, 2.10 or 2.11 than the Issuing Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Person if it were the Issuing Bank shall not be entitled to the benefits of Section 2.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with paragraphs (e) and (f) of Section 2.11 as though it were the Issuing Bank and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the Issuing Bank shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.
(f)Certain Pledges. The Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Issuing Bank, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over the Issuing Bank, and this Section 8.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or

~~768141604.1~~768141604.3

assignment of a security interest shall release the Issuing Bank from any of its obligations hereunder or substitute any such assignee for the Issuing Bank as a party hereto.
SECTION VIII.5. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any LC Disbursement or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.09, 2.10, 2.11 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the reimbursement of the LC Disbursements, the expiration or termination, Cash Collateralization or backstop of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.
SECTION VIII.6. Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Issuing Bank constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Issuing Bank and when the Issuing Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronically (e.g., pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution of Facility Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Facility Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

~~768141604.1~~768141604.3

SECTION VIII.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION VIII.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Issuing Bank or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Issuing Bank, irrespective of whether or not the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Issuing Bank under this Section 8.08 are in addition to other rights and remedies (including other rights of setoff) which the Issuing Bank may have. The Issuing Bank agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION VIII.9. Governing Law; Jurisdiction; Etc.
(a)Governing Law. This Agreement and, unless otherwise specified therein, each other Facility Document shall be construed in accordance with and governed by the law of the State of New York.
(b)Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and any other Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 8.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

~~768141604.1~~768141604.3

(d)Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 8.01 and (ii) agrees that service as provided in the manner provided for notices in Section 8.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION VIII.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.
SECTION VIII.11. Judgment Currency. This is an international transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Letters of Credit denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Issuing Bank could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Issuing Bank hereunder or under any other Facility Document (in this Section 8.11 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the

~~768141604.1~~768141604.3

sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.
SECTION VIII.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION VIII.13. Treatment of Certain Information; No Fiduciary Duty; Confidentiality.
(a)Treatment of Certain Information; No Fiduciary Duty; No Conflicts. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Issuing Bank or by one or more subsidiaries or affiliates of the Issuing Bank and the Borrower hereby authorizes the Issuing Bank to share any information delivered to the Issuing Bank by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Issuing Bank to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section 8.13 as if it were the Issuing Bank hereunder. Such authorization shall survive the reimbursement of the LC Disbursements, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof. The Issuing Bank shall use all information delivered to the Issuing Bank by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Issuing Bank to enter into this Agreement, in connection with providing services to the Borrower. The Issuing Bank and its Affiliates (collectively, solely for purposes of this paragraph (a), the “Issuing Bank”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries, their stockholders and/or their affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Issuing Bank, on the one hand, and the Borrower or any of its Subsidiaries, its stockholders or its affiliates, on the other. The Borrower and each of its Subsidiaries each acknowledges and agrees that (i) the transactions contemplated by this Agreement and the other Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Issuing Bank, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Issuing Bank has not assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, any of their stockholders or affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Issuing Bank has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, their stockholders or their affiliates on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Facility Documents and (y) the Issuing Bank is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management, stockholders, creditors or any other Person. The Borrower and

~~768141604.1~~768141604.3

each of its Subsidiaries each acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each of its Subsidiaries each agrees that it will not claim that the Issuing Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries, in connection with such transaction or the process leading thereto.
(b)Confidentiality. The Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms consistent with this clause (b)), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, except in the case of any ordinary course examination by a regulatory, self-regulatory or governmental agency, it will use commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent legally permitted and timely practicable), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (vi) other than to any Defaulting Issuing Bank, Defaulting Lender (under and as defined in the RCF Credit Agreement) or any Competitor, subject to an agreement containing provisions substantially the same as those of this Section 8.13(b), to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the written consent of the Borrower, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.13(b) or (y) becomes available to the Issuing Bank or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (ix) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided hereunder.
For purposes of this Section 8.13(b), “Information” means all information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any Portfolio Investment, other than any such information that is available to the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of Information received from the Borrower or any of its Subsidiaries after the Effective Date, such Information shall be deemed confidential at the time unless clearly identified as nonconfidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.13(b) shall be considered to have complied with its obligation to do so if such Person has exercised the same

~~768141604.1~~768141604.3

degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION VIII.14. USA PATRIOT Act. The Issuing Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, each other Obligor and each beneficiary of a Letter of Credit, which information includes the name and address of the Borrower, each other Obligor and each beneficiary of a Letter of Credit and other information that will allow the Issuing Bank to identify the Borrower, each other Obligor and each beneficiary of a Letter of Credit in accordance with said Act.
SECTION VIII.15. Issuing Bank Information Reporting. The Issuing Bank shall use commercially reasonable efforts to deliver to the Borrower not later than one Business Day after the last day of each calendar month, a notice summarizing in reasonable detail the amount of interest, fees and (if any) other expenses under this Agreement or the other Facility Documents accrued for the month then ended (and noting amounts paid/unpaid); provided that, the failure of the Issuing Bank to deliver this report shall not excuse the Borrower from paying interest, fees and (if any) other expenses in accordance with the terms of this Agreement or the other Facility Documents.
SECTION VIII.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent Issuing Bank is an Affected Financial Institution and notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by the Issuing Bank to the extent that it is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

~~768141604.1~~768141604.3

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION VIII.17. Acknowledgement Regarding Any Supported QFCs. To the extent that the Facility Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United States.
(b)As used in this Section 8.17, the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)    “Covered Entity” means any of the following:
(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

~~768141604.1~~768141604.3

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION VIII.18. Termination. Promptly following the later of the termination of the Commitment and the date on which all Secured Obligations as defined in the Guarantee and Security Agreement (other than unasserted contingent indemnities and similar obligations that survive the termination thereof) have been paid in full in cash and the Termination Date, the Issuing Bank shall deliver to the Borrower such termination statements and releases and other documents necessary or appropriate to evidence the release of the Borrower from this Agreement, the other Facility Documents to which the Borrower is a party and each of the documents securing the Secured Obligations (as defined in the Guarantee and Security Agreement) as the Borrower may reasonably request, all at the sole cost and expense of the Borrower.

~~768141604.1~~768141604.3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERCULES CAPITAL, INC.
By:
Name:
Title:

        Letter of Credit Facility Agreement

~~768141604.1~~768141604.3

SUMITOMO MITSUI BANKING CORPORATION, as Issuing Bank
By:
Name:
Title:

        Letter of Credit Facility Agreement

~~768141604.1~~768141604.3

SCHEDULE 1.01(a)
Approved Dealers and Approved Pricing Services
Approved Dealers:
1.Markit Group Ltd.
2.Duff & Phelps, LLC
3.Murray, Devine & Co., Inc.
4.Houlihan Lokey Inc.
5.ABN
6.Antares Capital Advisors, LLC
7.Bank of America Merrill Lynch
8.Bank of America N.A.
9.Bank of New York Mellon
10.Bank of NY Mellon (BNYM Capital Markets)
11.Barclays Bank PLC
12.Barclays Capital Inc.
13.BMO Capital Markets
14.BNP Paribas SA
15.BNP Paribas Securities Corp.
16.BofA Distributors, Inc.
17.BTIG LLC
18.Cantor Fitzgerald
19.Cantor Fitzgerald & Co.
20.Citicorp Securities Services, Inc.
21.Citigroup Global Markets Inc.
22.Citigroup, Inc.
23.CommerzBank AG
24.Credit Agricole
25.Credit Suisse AG
26.Credit Suisse Securities (USA) LLC
27.Daiwa Capital Markets America Inc.
28.Deutsche Bank
29.Deutsche Bank AG
30.Deutsche Bank Securities Inc.
31.FRB Capital Markets & Co.
32.Fidelity Brokerage Services LLC
33.Fidelity Capital Markets
34.Global Hunter Securities LLC
35.Goldman Sachs
36.Goldman, Sachs & Co.
37.Guggenheim Securities LLC
38.HSBC
39.HSBC Securities (USA) Inc.
40.Imperial Capital
41.Imperial Capital LLC
        Letter of Credit Facility Agreement

~~768141604.1~~768141604.3

42.ING Financial Markets LLC
43.J.P. Morgan Securities Inc.
44.Jefferies
45.Jefferies & Company, Inc.
46.JP Morgan Chase & Co.
47.Key Bank
48.Lazard Freres & Co. LLC
49.Macquarie Capital USA Inc.
50.Merrill Lynch & Co., Inc.
51.Merrill Lynch Government Securities Inc.
52.Merrill Lynch, Pierce, Fenner & Smith Incorporated
53.Mitsubishi UFJ Securities USA Inc.
54.Mizuho Securities USA Inc.
55.Morgan Stanley
56.Morgan Stanley & Co. Incorporated
57.Natixis Global Asset Management
58.Nomura Securities International, Inc.
59.Oppenheimer & Co Inc.
60.RBC Capital Markets
61.Robert W. Baird
62.Royal Bank of Canada
63.RW Baird
64.Scotia Bank
65.Scotiabank
66.Societe General
67.Societe Generale SA
68.State Street Bank
69.Stifel Financial Corp
70.Truist Banks
71.TD Securities
72.UBS AG
73.UBS Securities LLC
74.US Bancorp
75.Wells Fargo & Company
76.Wells Fargo Advisors, LLC
77.Wells Fargo Investments, LLC
78.Wells Fargo Securities, LLC
Approved Pricing Services:
1.Markit Group Ltd.
2.Duff & Phelps, LLC
3.Murray, Devine & Co., Inc.
4.Houlihan Lokey Inc.
5.Bloomberg
6.FT Interactive Data Corporation
7.International Data Corporation
        Letter of Credit Facility Agreement

~~768141604.1~~768141604.3

8.Loan Pricing Corporation
9.Markit
10.Thomson Reuters
11.TRACE trades
        Letter of Credit Facility Agreement

~~768141604.1~~768141604.3

SCHEDULE 1.01(b)

Commitment

Issuing Bank	Commitment
Sumitomo Mitsui Banking Corporation	$100,000,000

        Letter of Credit Facility Agreement

~~768141604.1~~768141604.3

Summary report: Litera Compare for Word 11.2.0.54 Document comparison done on 6/28/2024 10:59:18 AM
Style name: Standard
Intelligent Table Comparison: Active
Original DMS: iw://amedms.americas.global-legal.com/AMECURRENT/768141604/1
Modified DMS: iw://amedms.americas.global-legal.com/AMECURRENT/768141604/3
Changes:
Add	74
~~Delete~~ 	38
~~Move From~~	3
Move To	3
Table Insert	0
~~Table Delete~~	0
Table moves to	0
~~Table moves from~~	0
Embedded Graphics (Visio, ChemDraw, Images etc.)	0
Embedded Excel	0
Format changes	0
Total Changes:	118